Exhibit 10.15
AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
Dated as of September 26, 2007
Among
MIM FUNDING, LLC,
BIOSCRIP PHARMACY SERVICES, INC.,
BIOSCRIP INFUSION SERVICES, INC.,
BIOSCRIP PHARMACY (NY), INC.,
BIOSCRIP PBM SERVICES, LLC,
BIOSCRIP PHARMACY, INC.,
NATURAL LIVING, INC.,
and
BIOSCRIP INFUSION SERVICES, LLC
as Borrowers,
and
HFG HEALTHCO-4 LLC
as Lender

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EXHIBITS
Exhibit I	Definitions
Exhibit II	Conditions Precedent
Exhibit III	Representations and Warranties
Exhibit IV	Covenants
Exhibit V	Events of Default
Exhibit VI	Eligibility Criteria
Exhibit VII-A	Form of Borrowing Base Certificate
Exhibit VII-B	Form of Borrower's Certificate
Exhibit VIII	Receivable Information
Exhibit IX-A	Form of Notice to Governmental Entities
Exhibit IX-B	Form of Notice to Non-Governmental Entities
Exhibit X	Servicing Responsibilities
Exhibit XI	[Intentionally Omitted]
Exhibit XII	Interface with Program Manager
Exhibit XIII	Form of Depositary Agreement
Exhibit XIV	Form of Guaranty
Exhibit XV	Form of Subscription Agreement

SCHEDULES
Schedule I	Addresses for Notices
Schedule II	Credit and Collection Policy
Schedule III	Disclosures
Schedule IV	Lockbox Information
Schedule V	Net Value Factors
Schedule VI	Monthly Financial Reporting

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          AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of September 26, 2007, among MIM Funding, LLC, a limited liability company organized under the laws of the State of Delaware (“MIM Funding”), BioScrip Pharmacy Services, Inc., a corporation organized under the laws of the State of Ohio (“Pharmacy Services”), BioScrip Infusion Services, Inc., a corporation organized under the laws of the State of California (“Infusion Services Inc”), BioScrip Pharmacy (NY), Inc., a corporation organized under the laws of the State of New York (“Pharmacy (NY)”), BioScrip PBM Services, LLC, a limited liability company organized under the laws of the State of Delaware (“PBM Services”), BioScrip Pharmacy, Inc., a corporation organized under the laws of the State of Minnesota (“Pharmacy”), Natural Living, Inc., a corporation organized under the laws of the State of New York (“Natural Living”) and BioScrip Infusion Services, LLC, a limited liability company organized under the laws of the State of Delaware (“Infusion Services LLC” and together with MIM Funding, Pharmacy Services, Infusion Services Inc, Pharmacy (NY), PBM Services, Pharmacy and Natural Living, each a ““Borrower” and collectively, jointly and severally, the “Borrowers”) and HFG HEALTHCO-4 LLC, a Delaware limited liability company (together with its successors and assigns, the “Lender”).
          Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I to this Agreement. References herein, and in the Exhibits and Schedules hereto, to the “Agreement” refer to this Agreement, as amended, restated, modified or supplemented from time to time in accordance with its terms (this “Agreement”).
          Reference is hereby made to that certain Loan and Security Agreement, dated as of November 1, 2000, between MIM Funding and the Lender (as amended, modified or supplemented prior to the date hereof, the “Original Agreement”). MIM Funding intends on the Initial Funding Date to restructure and refinance the Original Agreement to add the other Borrowers and restructure the financing terms, including revolving advances to the Borrowers, jointly and severally, on a continuing basis secured by substantially all of the assets of the Borrowers, including their Receivables. The Lender is prepared to make Revolving Loans to the Borrowers, secured by substantially all of the assets of the Borrowers, including their Receivables and guarantied by the Guaranty provided by the Parent, on the terms and subject to the conditions set forth herein.
          Accordingly, the parties hereby amend and restate the Original Agreement as follows:
ARTICLE I.
COMMITMENT; AMOUNTS AND TERMS OF THE REVOLVING LOAN
               § 1.01. Revolving Advances. (a) The Lender agrees to lend from time to time to the Borrowers, subject to and upon the terms and conditions herein set forth, on any Funding Date, such amounts as, in accordance with the terms hereof, may be requested by the Borrower Representative on behalf of the Borrowers from time to time (each such borrowing, a “Revolving Advance” and the aggregate outstanding principal balance of all Revolving Advances from time to time, the “Revolving Loan”).

          (b) Each Revolving Advance shall be made on the date specified in the Borrower’s Certificate, or telephonic notice confirmed in writing, as described in Section 1.03 hereof.
               § 1.02. Revolving Commitment and Borrowing Limit. (a) The Revolving Loan at any time shall not exceed an amount equal to the lesser of (i) $75,000,000 (such amount, or such other amount after giving effect to any increase pursuant to the provisions of Section 1.02(d) hereof, the “Revolving Commitment”), and (ii) the Borrowing Base as of such time (the lesser of (i) and (ii) being the “Borrowing Limit”).
          (b) Subject to the limitations herein and of Exhibit II hereof, the Borrowers may borrow, repay (without premium or penalty) and reborrow under the Revolving Commitment from time to time during the term of this Agreement. The Revolving Loan shall not exceed, and the Lender shall not have any obligation to make any Revolving Advance which shall result in the Revolving Loan being in excess of, the Revolving Commitment.
          (c) If at any time the Revolving Loan exceeds the Borrowing Limit at such time, the Borrowers shall promptly, in accordance with Article III hereof, eliminate such excess by paying an amount equal to such excess until such excess is eliminated in full.
          (d) The Borrowers may request the Lender to increase the Revolving Commitment up to a maximum of $100,000,000 and the Lender, in its sole discretion upon any such request, may decide to increase the Revolving Commitment. Each such increase shall be in an amount equal to $5,000,000 or an integral multiple thereof and the Borrowers shall, upon the effective date of such increase, pay to the Lender a fee in an amount equal to 0.70% of any increase in the Revolving Commitment.
               § 1.03. Notice of Borrowing; Borrower’s Certificate. Whenever the Borrowers desire a Revolving Advance be made, the Borrower Representative shall give the Lender, not later than 11:00 a.m. (New York time) on the Business Day of the proposed Funding Date of such Revolving Advance, Written Notice or telephonic notice from an Authorized Representative confirmed promptly by a Written Notice (which notice, in each case, shall be irrevocable) of the desire to make a borrowing of a Revolving Advance. Each notice of borrowing under this Section 1.03 shall (i) be signed by an Authorized Representative of the Borrower Representative, and (ii) be substantially in the form of Exhibit VII-B hereto (each, a “Borrower’s Certificate”) and specify the date on which the Borrowers desire to make a borrowing of a Revolving Advance (which in each instance shall be a Funding Date), the amount of the proposed Revolving Advance and shall have attached to it the most recent Borrowing Base Certificate.
               § 1.04. Termination of Revolving Commitment. On the Maturity Date, the Revolving Commitment shall be cancelled automatically. In addition, prior to the Maturity Date, the Borrowers may terminate the Revolving Commitment pursuant to Section 6.07(b). Upon such cancellation, the Revolving Loan (together with all other Lender Debt) shall become, without further action by any Person, immediately due and payable together with all accrued interest thereon to such date plus any fees (including, as applicable, the Early Termination Fee) premiums, charges or costs provided for hereunder.

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               § 1.05. Interest and Fees. (a) Interest. The Borrowers shall, upon demand, pay interest on the Revolving Loan on (i) each Interest Payment Date and (ii) the Maturity Date (whether by acceleration or otherwise), in each case, at an interest rate per annum equal to LIBOR plus the Applicable Margin.
          (b) Default Interest. Notwithstanding anything to the contrary contained herein, while any Event of Default is continuing, interest on the Revolving Loan shall be payable on demand at a rate per annum equal to 4.00% in excess of the rate then otherwise applicable to the Revolving Loan
          (c) Non-Utilization Fee. The Borrowers shall pay to the Lender on the first Funding Date of each Month and the Maturity Date a fee (the “Non-Utilization Fee”) equal to 0.35% per annum on the average amount, calculated on a daily basis, by which the Commitment exceeded, during the prior Month, the Revolving Loan.
          (d) A/R Fee. The Borrowers shall pay to the Lender the A/R Fee on the first Business Day of each Month.
          (e) Payments on Due Date. The Borrowers shall on the date when due and payable make payments of any amounts due hereunder in immediately available funds, and if such amounts are not received on the date when due and payable, the Borrowers shall have been deemed to have requested a Revolving Advance in such amount, which Revolving Advance, to the extent that conditions precedent have been satisfied with respect thereto, shall be applied by the Lender to satisfy in full such payment obligation.
               § 1.06. Voluntary Reductions. The Borrowers may on any Funding Date reduce the outstanding principal amount of the Revolving Loan.
               § 1.07. Computation of Interest; Payment of Fees. (a) Interest on the Revolving Loans and fees and other amounts calculated by the Lender on the basis of a rate per annum shall be computed on the basis of actual days elapsed over a 360-day year.
          (b) Whenever any payment to be made hereunder or under any other Document shall be stated to be due and payable on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest on such payment.
               § 1.08. Procedures for Payment. (a) Each payment hereunder and under the other Documents shall be made not later than 12:00 noon (New York City time) on the day when due in lawful money of the United States of America to the Lender without counterclaim, offset, claim or recoupment of any kind and free and clear of, and without deduction for, any present or future withholding or other taxes, duties or charges of any nature imposed on such payments or prepayments by or on behalf of any Governmental Entity thereof or therein, except for Excluded Taxes. If any such taxes, duties or charges are so levied or imposed on any payment to the Lender, the Borrowers will make additional payments in such amounts as may be necessary so that the net amount received by the Lender, after withholding or deduction for or on account of all taxes, duties or charges, including deductions applicable to additional sums payable under this Section 1.08, will be equal to the amount provided for herein.

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Whenever any taxes, duties or charges are payable by the Borrowers with respect to any payments hereunder, the Borrowers shall furnish promptly to the Lender information, including certified copies of official receipts (to the extent that the relevant governmental authority delivers such receipts), evidencing payment of any such taxes, duties or charges so withheld or deducted. If the Borrowers fail to pay any such taxes, duties or charges when due to the appropriate taxing authority or fails to remit to the Lender the required information evidencing payment of any such taxes, duties or charges so withheld or deducted, the Borrowers shall indemnify the Lender for any incremental taxes, duties, charges, interest or penalties that may become payable by the Lender as a result of any such failure.
          (b) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers agree to pay any present or future stamp or documentary taxes, any intangibles tax or any other sales, excise or property taxes, charges or similar levies now or hereafter assessed that arise from and are attributable to any payment made hereunder or from the execution, delivery of, or otherwise with respect to, this Agreement or any other Documents and any and all recording fees relating to any Documents securing any Lender Debt (“Other Taxes”).
          (c) The Borrowers shall indemnify the Lender for the full amount of any taxes, duties or charges other than Excluded Taxes (including, without limitation, any taxes other than Excluded Taxes imposed by any jurisdiction on amounts payable under this Section 1.08) duly paid or payable by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Indemnification payments shall be made within 30 days from the date the Lender makes written demand therefor. The Lender shall provide to the Borrowers a statement, supported when applicable by documentary evidence, explaining the amount of any such liability it incurs, which statement shall be conclusive absent manifest error.
          (d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 1.08 shall survive the payment in full of principal and interest hereunder.
               § 1.09. Indemnities. (a) The Borrowers hereby agree to indemnify the Lender on demand against any loss or expense which the Lender or a branch or an Affiliate of the Lender actually incurs as a consequence of: (i) any default in payment or prepayment of the principal amount of any Revolving Advance made to it or any portion thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of payment or prepayment, or otherwise); (ii) the effect of the occurrence of any Event of Default upon any Revolving Advance made to it; (iii) the payment or prepayment of the principal amount of any Revolving Advance made to it or any portion thereof, on any day other than a Funding Date; or (iv) the failure by the Borrowers to accept a Revolving Advance after it has requested such borrowing, conversion or renewal; in each case including, but not limited to, any loss or expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Revolving Advance or any portion thereof; provided, however, that so long as no Event of Default is continuing, no payment shall be made with respect to any loss or expense that is being contested in good faith by the Borrower. The Lender shall provide to the Borrowers a statement, supported when applicable by documentary evidence, explaining the amount of any such loss or expense it incurs, which statement shall be conclusive absent manifest error.

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          (b) The Borrowers hereby agree to indemnify and hold harmless the Lender, the Program Manager and their respective Affiliates, (together with their respective directors, officers, agents, representatives, shareholders, lenders, counsel and employees, each an “Indemnified Party”), from and against any and all losses, claims, damages, costs, expenses (including reasonable counsel fees and disbursements) and liabilities which are actually incurred by such Indemnified Party arising out of the commitments hereunder to make the Revolving Advances, or the financings contemplated hereby, the other Documents, the Collateral (including, without limitation, the use thereof by any of such Persons or any other Person, the exercise by the Lender of rights and remedies or any power of attorney with respect thereto, and any action or inaction of the Lender under and in accordance with any Documents), the use of proceeds of any financial accommodations provided hereunder, any investigation, litigation or other proceeding (brought or threatened) relating thereto, or the role of any such Person or Persons in connection with the foregoing, whether or not any Indemnified Party is named as a party to any legal action or proceeding (“Claims”). The Borrowers will not, however, be responsible to any Indemnified Party hereunder for any Claims to the extent that a court having jurisdiction shall have determined by a final nonappealable judgment that any such Claim shall have arisen out of or resulted directly and principally from (i)(1) actions taken or omitted to be taken by such Indemnified Party by reason of the bad faith, willful misconduct or gross negligence of any Indemnified Party, or (2) in violation of any law or regulation applicable to such Indemnified Party (except to the extent that such violation is attributable to any breach of any representation, warranty or agreement by or on behalf of any Borrower or any of its designees, in each case, as determined by a final nonappealable decision of a court of competent jurisdiction), or (ii) a successful claim by a Borrower against such Indemnified Party (“Excluded Claims”). The Indemnified Party shall give the Borrowers prompt Written Notice of any Claim setting forth a description of those elements of the Claim of which such Indemnified Party has knowledge. The Lender, as an Indemnified Party, shall be permitted hereunder to select counsel to defend such Claim with the consent of the Borrowers, such consent not to be unreasonably withheld, at the expense of the Borrowers and, if such Indemnified Party shall decide to do so, then all such Indemnified Parties shall select the same counsel to defend such Indemnified Parties with respect to such Claim; provided, however, that if any such Indemnified Party shall in its reasonable opinion consider that the retention of one joint counsel as aforesaid shall result in a conflict of interest, such Indemnified Party may, at the expense of the Borrower, select its own counsel to defend such Indemnified Party with respect to such Claim. The Indemnified Parties and the Borrowers and their respective counsel shall cooperate with each other in all reasonable respects in any investigation, trial and defense of any such Claim and any appeal arising therefrom.
               § 1.10. Telephonic Notice. Without in any way limiting the Borrowers’ obligation to confirm in writing any telephonic notice of a borrowing, conversion or renewal, the Lender may act without liability upon the basis of telephonic notice believed by the Lender in good faith to be from an Authorized Representative of any Borrower or the Borrower Representative prior to receipt of written confirmation.
               § 1.11. Maximum Interest. (a) No provision of this Agreement shall require the payment to the Lender or permit the collection by the Lender of interest in excess of the maximum rate of interest from time to time permitted (after taking into account all

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consideration which constitutes interest) by laws applicable to the Lender Debt and binding on the Lender (such maximum rate being the Lender’s “Maximum Permissible Rate”).
          (b) If the amount of interest (computed without giving effect to this Section 1.11) payable on any Interest Payment Date in respect of the preceding interest computation period would exceed the amount of interest computed in respect of such period at the Maximum Permissible Rate, the amount of interest payable to the Lender on such date in respect of such period shall be computed at the Maximum Permissible Rate.
          (c) If at any time and from time to time: (i) the amount of interest payable to any Lender on any Interest Payment Date shall be computed at the Maximum Permissible Rate pursuant to the preceding subsection (b); and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Lender would be less than the amount of interest payable to the Lender computed at the Maximum Permissible Rate, then the amount of interest payable to the Lender in respect of such subsequent interest computation period shall continue to be computed at the Maximum Permissible Rate until the amount of interest payable to the Lender shall equal the total amount of interest which would have been payable to the Lender if the total amount of interest had been computed without giving effect to the preceding subsection (b).
ARTICLE II.
GENERAL PAYMENT MECHANICS; GOVERNMENTAL ENTITIES PAYMENT
MECHANICS; MISDIRECTED PAYMENTS
               § 2.01. General Payment Mechanics. (a) On or prior to the Initial Funding Date, each of the Borrower Representative, the applicable Borrowers, the Lender and each Lockbox Bank shall have entered into the Depositary Agreements and shall have caused the Lockbox Banks to establish the Lender Lockboxes and the Lender Lockbox Accounts.
          (b) Each Borrower shall prepare, execute and deliver to each non-Governmental Entity who is or is proposed to be a payor of Receivables and that has not previously received such Notice or is not sending payments to a Lender Lockbox or Lender Lockbox Account in the manner required hereunder, with copies to the Lender, on or prior to the Initial Funding Date, a Notice to Obligors addressed to each such non-Governmental Entity, which Notice to Obligors shall state that all present and future Receivables owing to such Borrower are subject to a Lien in favor of the Lender and that all checks from such non-Governmental Entity on account of Receivables shall be sent to a Lender Lockbox and all wire transfers from such non-Governmental Entity on account of Receivables shall be wired directly into a Lender Lockbox Account.
          (c) Each Borrower covenants and agrees that, on and after the Initial Funding Date, all invoices (and, if provided by such Borrower, return envelopes) to be sent to non-Governmental Entities shall set forth only the address of a Lender Lockbox as a return address for payment of Receivables, and only a Lender Lockbox Account with respect to wire transfers for payment of Receivables. Each Borrower hereby further covenants and agrees to instruct and notify each of the members of its accounting and collections staff to provide identical information in communications with non-Governmental Entities with respect to Collections.

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               § 2.02. Governmental Entities Payment Mechanics. (a) On or prior to the Initial Funding Date, each of the Borrower Representative, the applicable Borrowers, the Lender and each Lockbox Bank shall have entered into the Depositary Agreements, and the Borrowers shall have caused the Lockbox Banks to establish the Borrower Lockboxes and the Borrower Lockbox Accounts. Each Borrower shall prepare, execute and deliver to each Governmental Entity or its fiscal intermediary who is or is proposed to be an Obligor of Receivables and that has not previously received such Notice or is not sending payments to a Borrower Lockboxes or a Borrower Lockbox Account in the manner required hereunder, with copies to the Lender, on or prior to the Initial Funding Date, Notices to Governmental Entities, which Notices to Governmental Entities shall provide that all checks from Governmental Entities on account of Receivables shall be sent to a Borrower Lockbox and all wire transfers on account of Receivables shall be wired directly into a Borrower Lockbox Account.
          (b) Each Borrower covenants and agrees that, on and after the Initial Funding Date, all invoices to be sent to Governmental Entities (and, if provided by such Borrower, return envelopes) shall set forth only the address of a Borrower Lockbox as a return address for payment of Receivables, and only a Borrower Lockbox Account with respect to wire transfers for payment of Receivables. Each Borrower further covenants and agrees to instruct and notify each of the members of its accounting and collections staff to provide identical information in communications with Governmental Entities with respect to Collections.
          (c) Each Borrower shall maintain its Borrower Lockbox Accounts exclusively for the receipt of payments on account of Receivables from Governmental Entities. Each Borrower shall take all actions necessary to ensure that no payments from any Person other than a Governmental Entity shall be deposited in the Borrower Lockbox Accounts.
               § 2.03. Misdirected Payments; EOB’s. (a) In the event that any Borrower receives a Misdirected Payment in the form of a check, such Borrower shall immediately send such Misdirected Payment, in the form received by such Borrower, by overnight delivery service to the appropriate Lender Lockbox or Borrower Lockbox, as the case may be, together with the envelope in which such payment was received. In the event a Borrower receives a Misdirected Payment in the form of cash or wire transfer, such Borrower shall immediately wire transfer the amount of such Misdirected Payment directly to a Lender Lockbox Account. All Misdirected Payments shall be sent promptly upon receipt thereof, and in no event later than the close of business, on the first Business Day after receipt thereof.
          (b) [Intentionally Omitted.]
          (c) Each Borrower hereby agrees and consents to the Lender taking such actions, solely during the continuation of an Event of Default, as are reasonably necessary to ensure that future payments from the Obligor of a Misdirected Payment shall be made in accordance with the Notice previously delivered to such Obligor, including, without limitation, to the maximum extent permitted by law, (i) the Lender, its assigns or designees, or any member of the Lender Group executing on such Borrower’s behalf and delivering to such Obligor a new Notice, and (ii) the Lender, its assigns or designees, or any member of the Lender Group contacting such Obligor by telephone to confirm the instructions previously set forth in the Notice to such Obligor. At any time, upon the Lender’s request, a Borrower shall promptly (and

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in any event, within two Business Days from such request) take such similar actions as the Lender may request..
               § 2.04. No Rights of Withdrawal. None of the Borrowers nor the Borrower Representative shall have any rights of direction or withdrawal with respect to amounts held in the Lender Lockbox Accounts.
ARTICLE III.
COLLECTION AND DISTRIBUTION
               § 3.01. Collections on the Receivables. The Lender shall be entitled with respect to all Receivables, (i) to receive and to hold as collateral all Receivables and all Collections on Receivables in accordance with the terms of the Depositary Agreements, and (ii) to have and to exercise any and all rights to collect, record, track and, during the continuance of an Event of Default, take all actions to obtain Collections with respect to all Receivables.
               § 3.02. Distribution of Funds. On each Funding Date, and provided, that (i) no Event of Default is continuing, and (ii) the Program Manager shall have received all Receivable Information for the period since the immediately prior Funding Date, the Lender shall distribute any and all Collections received in the Collection Account prior to 12:00 p.m. (New York City time) on the immediately prior Funding Date as follows: FIRST, to the Lender, an amount in cash equal to the Fee and Interest Shortfall, if any, until such amount has been paid in full; SECOND, to the Lender, an amount in cash equal to the Borrowing Base Deficiency, if any, until such amount is paid in full; THIRD, to the Lender, an amount in cash equal to the payment, if any, of principal on the Revolving Loan due and payable on such Funding Date, until such amount has been paid in full; FOURTH, to the Lender, an amount in cash equal to the payment of any other Lender Debt due and payable on such Funding Date, if any, until such amount has been paid in full; FIFTH, to the Borrower Representative on behalf of the Borrowers, all remaining amounts of Collections, as requested.
               § 3.03. Distribution of Funds at the Maturity Date or Upon an Event of Default. At the Maturity Date or upon the occurrence and during the continuance of an Event of Default, subject to the rights and remedies of the Lender pursuant to Section 4.02 hereof, the Lender shall distribute any and all Collections as follows: FIRST, to the Lender, an amount in cash equal to any and all accrued fees and collection costs as set forth in Sections 1.05 and 6.05, until such amount has been paid in full; SECOND, to the Lender, an amount in cash equal to all accrued and unpaid interest on the Revolving Loan (at the rates established under Section 1.05) until such amount has been paid in full; THIRD, to the Lender, an amount in cash equal to the principal amount of the Revolving Loan, until such amount is paid in full; FOURTH, to the Lender, an amount in cash equal to the payment of any other Lender Debt due and payable on such date, until such amount has been paid in full; and FIFTH, to the Borrower Representative on behalf of the Borrowers, all remaining amounts of Collections.
               § 3.04. Allocation of Servicing Responsibilities. (a) Tracking of Collections and other transactions pertaining to the Receivables shall be administered by the Program Manager in a manner consistent with the terms of this Agreement. The responsibilities

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of the Borrowers to the Program Manager have been set forth in Exhibit X attached hereto. Each Borrower shall cooperate fully with the Program Manager in establishing and maintaining the Transmission of the Receivable Information, including, without limitation, the matters described in Exhibit X, and shall provide promptly to the Program Manager such other information necessary or desirable for the administration of Collections on the Receivables as may be reasonably requested from time to time.
     (b) Each Borrower hereby agrees to perform the administration and servicing obligations set forth in Exhibit X hereto with respect to its Receivables (the “Servicing Responsibilities”). The Lender may, at any time following the occurrence of an Event of Default (and shall, without requirement of notice to any party, upon an Event of Default resulting from the events described in clauses (f) or (m) of Exhibit V hereto) appoint another Person to succeed any Borrower in the performance of the Servicing Responsibilities (which replacement shall be effectuated through the outplacement to a third-party collection firm obligated to use commercially reasonable efforts to maximize collections in accordance with the provisions of Article 9 of the UCC).
               § 3.05. Distributions to the Borrowers Generally. Distributions to the Borrowers on each Funding Date shall be deposited in the Borrower Account.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES; COVENANTS;
EVENTS OF DEFAULT
               § 4.01. Representations and Warranties; Covenants. Each Borrower makes on the Initial Funding Date and on each subsequent Funding Date, the representations and warranties set forth in Exhibit III hereto, and hereby agrees to perform and observe the covenants set forth in Exhibit IV hereto.
               § 4.02. Events of Default; Remedies. (a) If any Event of Default shall occur and be continuing, the Lender may, by Written Notice to the Borrower Representative, take either or both of the following actions: (x) declare the Maturity Date to have occurred, and (y) without limiting any rights hereunder and subject to applicable law, replace any Borrower in the performance of any or all of the Servicing Responsibilities; provided, that with respect to the Event of Default in clause (f) of Exhibit V, the Maturity Date shall be deemed to have occurred automatically and without notice. Upon any such declaration or designation, the Lender shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.
          (b) Right of Set-Off. Each Borrower hereby irrevocably authorizes and instructs the Lender to set-off the full amount of any Lender Debt due and payable against (i) any Collections, or (ii) the principal amount of any Revolving Advance requested on or after such due date. No further notification, act or consent of any nature whatsoever is required prior to the right of the Lender to exercise such right of set-off; provided, however, a member of the Lender Group shall promptly notify the Borrower Representative: (1) a set-off pursuant to this Section

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4.02 occurred, (2) the amount of such set-off and (3) a description of the Lender Debt that was due and payable.
               § 4.03. Attorney-in-Fact. Each Borrower hereby irrevocably designates and appoints the Lender, the Program Manager and each other Person in the Lender Group, to the extent permitted by applicable law and regulation, as such Borrower’s attorneys-in-fact, which irrevocable power of attorney is coupled with an interest, with authority, upon the continuance of an Event of Default (and to the extent not prohibited under applicable law and regulations) to (i) endorse or sign such Borrower’s name to financing statements, remittances, invoices, assignments, checks, drafts, or other instruments or documents in respect of the Collateral, including the Receivables, (ii) notify Obligors to make payments on the Receivables directly to the Lender, and (iii) bring suit in such Borrower’s name and settle or compromise such Receivables as the Lender or the Program Manager may, in its discretion, deem appropriate.
ARTICLE V.
SECURITY
               § 5.01. Grant of Security Interest. (a) As collateral security for the Borrower’s joint and several obligations to pay the Lender Debt when due and payable and its indemnification obligations hereunder, each Borrower hereby grants to the Lender a first priority Lien on and security interest in and right of set-off against all of the rights, title and interest of the Borrowers in and to: (i) to the maximum extent permitted by law, the Lockboxes and the Lockbox Accounts; (ii) all Receivables of the Borrowers whether now owned or hereafter acquired; (iii) any and all amounts held in any Accounts maintained at Bank of America, N.A., UMB Bank or any other bank in respect of any of the foregoing or in compliance with any terms of this Agreement; (iv) all shares of capital stock, limited liability company interests, membership interests and all other interests held by a Borrower in a Subsidiary of such Borrower, whether held now or obtained in the future by such Borrower; and (v) all proceeds of the foregoing; (all of the foregoing clauses (i) through (v) inclusive, the “Collateral”). This Agreement shall be deemed to be a security agreement as understood under the UCC.
          (b) Each Borrower agrees to execute, and hereby authorizes the Lender to file, one or more financing statements or continuation statements or amendments thereto or assignments thereof in respect of the Lien created pursuant to this Section 5.01 which may at any time be required or, in the opinion of the Lender, be desirable, and to do so without the signature of such Borrower where permitted by law.
ARTICLE VI.
MISCELLANEOUS
               § 6.01. Amendments, etc. (a) No amendment or waiver of any provision of this Agreement or consent to any departure therefrom by a party hereto shall be effective unless in a writing signed by the Lender and the Borrowers and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Lender or the Borrowers to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial

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exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
          (b) The parties hereto agree to make any change, modification or amendment to this Agreement as may be requested by Fitch Ratings, Moody’s Investors Service, Inc. or any other rating agency then rating the receivables finance program of the Lender, so long as any such change, modification or amendment does not materially adversely affect the parties hereto (each a “Rating Agency Amendment”).
               § 6.02. Notices, etc. (a) All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which may include facsimile communication) and shall be faxed or delivered or sent by electronic mail, (i) to the Lender (and the Lender hereby agrees that notices to or for its benefit may be delivered to the Program Manager and such delivery to the Program Manager shall be deemed received by the Lender), at its address set forth under its name on Schedule I hereof or at such other address as shall be designated by such party in a Written Notice to the other parties hereto, and (ii) to any Borrower (and the Borrowers hereby agree that notices to or for their benefit may be delivered to the Borrower Representative and such delivery to the Borrower Representative shall be deemed received by the Borrowers) at the address set forth on Schedule I hereof or at such other address as shall be designated by such party in a Written Notice to the other parties hereto, (iii) to the Program Manager at the addresses set forth on Schedule I attached hereto and as such schedule may be amended from time to time by the Lender. Notices and communications by facsimile shall be effective when sent and confirmation received (and shall be promptly followed by hard copy), and notices and communications sent by other means shall be effective when received. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
          (b) Notices and other communications hereunder may be delivered or furnished by electronic communication pursuant to commercially reasonable procedures mutually approved by the Borrower Representative, the Program Manager and the Lender; provided that the foregoing shall not apply to any notices or other communications to any party if such party has notified the other parties that it is incapable of receiving or does not wish to receive notices and other communications by electronic communication. Such electronic communications may be limited by the Program Manager or the Lender to particular notices or communications. All notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
               § 6.03. Assignability. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.
          (b) The Borrowers may not assign their rights or obligations hereunder or any interest herein without the prior written consent of the Lender.

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               § 6.04. Further Assurances. Each Borrower shall, at its cost and expense, upon the reasonable request of the Lender, duly execute and deliver, or cause to be duly executed and delivered, to the Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Lender to carry out more effectively the provisions and purposes of this Agreement.
               § 6.05. Costs and Expenses; Collection Costs. (a) The Borrowers jointly and severally agree to pay (i) on the Initial Funding Date and (ii) with respect to costs and expenses incurred thereafter, within seven days of invoicing therefor and after reasonable verification by the Borrowers of such costs and expenses, which shall in no event exceed such seven-day period, all reasonable costs and expenses in connection with the preparation, execution and delivery of this Agreement and any waiver, modification, supplement or amendment hereto, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lender and its Affiliates and all costs and expenses, if any (including reasonable counsel fees and expenses), of the Lender and its Affiliates in connection with the waiver, amendment and enforcement of this Agreement.
          (b) The Borrowers jointly and severally further agree to pay on the Initial Funding Date (and with respect to costs and expenses incurred following the Initial Funding Date, within seven days of invoicing therefor) (i) all reasonable costs and expenses incurred by the Lender or its agent in connection with (x) semi-annual audits of the Receivables, (y) all audits conducted in connection with any material change in the Receivables or a change in the Credit and Collection Policy (z) and all audits conducted during the continuance of an Event of Default, (ii) all reasonable costs and expenses incurred by the Program Manager to accommodate any significant coding or data system changes necessitated by the Borrowers that would affect the transmission or interpretation of data received through the interface, and (iii) all reasonable costs and expenses incurred by the Lender for additional time and material expenses of the Program Manager resulting from a lack of either cooperation or responsiveness of the Borrowers to agreed-upon protocol and schedules with the Program Manager; provided, that the Borrowers have been informed of the alleged lack of cooperation or responsiveness and has been provided the opportunity to correct such problems.
          (c) In the event that the Lender shall retain an attorney or attorneys to collect, enforce, protect, maintain, preserve or foreclose its interests with respect to this Agreement, any other Documents, any Lender Debt, any Receivable or the Lien on any Collateral or any other security for the Lender Debt or under any instrument or document delivered pursuant to this Agreement, or in connection with any Lender Debt, the Borrowers shall jointly and severally pay all of the reasonable costs and expenses of such collection, enforcement, protection, maintenance, preservation or foreclosure, including reasonable attorneys’ fees, which amounts shall be part of the Lender Debt, and the Lender may take judgment for all such amounts. The attorneys’ fees arising from such services, including those of any appellate proceedings, and all reasonable out-of-pocket expenses, charges, costs and other fees incurred by such counsel in any way or with respect to or arising out of or in connection with or relating to any of the events or actions described in this Section 6.05 shall be payable by the Borrowers, on an a joint and several basis, to the Lender on demand (with interest accruing from the eighth day following the date of such demand, and shall be additional obligations under this Agreement). Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include:

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recording costs, appraisal costs, paralegal fees, costs and expenses; accountants’ fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; telecopier charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.
               § 6.06. Confidentiality. (a) Each of the Borrowers and the Lender hereby acknowledge that this Agreement, the other Documents and documents delivered hereunder, thereunder or in connection with, including, without limitation, any information relating to the Borrowers or any member of the Lender Group contain confidential and proprietary information. Unless otherwise required by applicable law, the Borrowers and the Lender each hereby agrees to maintain the confidentiality of this Agreement (and all drafts, memos and other documents delivered in connection therewith including, without limitation, any information relating to the Borrowers or any member of the Lender Group delivered hereunder or under the other Documents) in communications with third parties and otherwise and to take all reasonable actions to prevent the unauthorized use or disclosure of and to protect the confidentiality of such confidential information; provided, that, such confidential information may be disclosed to a third party (i) subject to an agreement to keep same confidential (1) the Borrowers’ legal counsel, accountants, auditors, investors and creditors, (2) the Program Manager, the Parent, the Person then fulfilling the “Servicing Responsibilities” hereunder, each member of the Lender Group, investors in and creditors of the Lender, appropriate rating agencies with respect to the Lender, and each of their respective legal counsel, accountants, advisers and auditors, (3) to any other Person with the written consent of the applicable other party hereto, which consent shall not be unreasonably withheld; (ii) subject to reasonable prior notice to the extent practicable and not prohibited by law, (1) pursuant to subpoena or other court or legal process and (2) to the extent reasonably required in connection with any litigation or proceeding to which any party hereto is a party; (iii) to any Person if such information otherwise becomes available to such Person or publicly available through no fault of any party governed by this Section 6.06; (iv) to any Governmental Entity requesting such information; and (v) in compliance with any law, rule, regulation or order applicable to one of the parties hereto.
          (b) The parties hereto understand and agree that the other parties may suffer irreparable harm if any party breaches its obligations under this Section 6.06 and that monetary damages shall be inadequate to compensate the injured party for such breach. Accordingly, each party agrees that, in the event of a breach by such party of Section 6.06(a), the injured party, in addition and not in limitation of its rights and remedies under law, shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction to prevent or restrain any such breach.
          (c) The Lender and the Borrowers each hereby agrees to, and the Lender shall take reasonable steps to cause each member of the Lender Group to, comply with all applicable state or federal statutes or regulations relating to patient medical record confidentiality.
     Notwithstanding anything to the contrary described herein, from the commencement of discussions with respect to the transactions, each of the Borrowers and the Lender, and each of their respective employees, representatives or other agents, are, and hereby confirm that they have been, permitted to disclose to any and all persons, without limitations of any kind, the tax

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treatment and tax structure of the transactions and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such parties related to such tax treatment and tax structure; provided, however, that the foregoing permission to disclose the tax treatment and tax structure does not permit the disclosure of the identity of the parties to the transactions or the amounts paid in connection with the transactions; and provided further, that the tax treatment and tax structure shall be kept confidential to the extent necessary to comply with federal or state securities laws.
               § 6.07. Term and Termination; Early Termination Fee; Prepayment Fee. (a) This Agreement shall have an initial term commencing on the Initial Funding Date and expiring on November 1, 2010 (the “Initial Term”). Thereafter, the term of this Agreement shall be automatically extended for annual successive terms (each, a “Renewal Term”) commencing on the first day following the Initial Term or a Renewal Term, as the case may be, and expiring on the date twelve months thereafter, unless the Lender or the Borrower Representative provides Written Notice not less than 90 days prior to the expiration of the Initial Term or a Renewal Term, as the case may be, that such Person does not intend to extend the term of this Agreement; provided, however, that if an Event of Default shall have occurred and be continuing at the end of the Initial Term or a Renewal Term, as the case may be, this Agreement will not automatically be extended without the prior written consent of the Lender. Any Borrower shall pay to the Lender on the first day of each Renewal Term a fee equal to 0.20% of the Commitment then in effect. Upon the payment in full of all Lender Debt, the Lender shall take all actions and deliver all assignments, certificates, releases, notices and other documents, at the Borrowers’ expense, as the Borrowers may reasonably request to effect such termination.
          (b) The Borrowers may terminate this Agreement at any time prior to the Maturity Date upon (i) lapse of not less than ten days’ prior Written Notice (which shall be irrevocable) to the Lender and (ii) payment in full of all Lender Debt, including, without limitation, all applicable accrued and unpaid fees, charges and costs, all as provided hereunder, and in such occurrence of clauses (i) and (ii) the commitment hereunder shall be deemed to be terminated.
          (c) Upon the termination of this Agreement (for any reason other than the default hereof by the Lender or a Rating Agency Amendment that the Borrowers, in their reasonable judgment and in good faith determines is unacceptable) prior to the Scheduled Maturity Date, the Borrowers shall jointly and severally pay to the Lender an early termination fee in an amount equal to the Early Termination Fee.
          (d) The termination of this Agreement shall not affect any rights of the Lender or any obligations of the Borrowers arising on or prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all Lender Debt incurred on or prior to such termination has been paid and performed in full.
          (e) Upon the giving of notice that an Event of Default has occurred and is continuing under this Agreement, all Lender Debt shall be due and payable on the date of such Event of Default specified in such notice. Upon the (i) the termination of all commitments and obligations of the Lender, and (ii) the payment in full of all Lender Debt, the Lender shall, at the Borrowers’ request and sole cost and expense, execute and deliver to the Borrower

14

Representative such documents as the Borrower Representative shall reasonably request to evidence such termination.
          (f) The Liens and rights granted to the Lender hereunder with respect to the Collateral shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Lender Debt has been indefeasibly paid in full in cash.
          (g) Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Lender Debt, the Lender is for any reason compelled to surrender such payment to any Person or entity because such payment is determined to be void or voidable as a preference, an impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force (except that the Revolving Commitment of the Lender shall have been terminated), and the Borrowers shall be jointly and severally liable to, and shall indemnify and hold the Lender harmless for the amount of such payment surrendered until the Lender shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Lender’s rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.
               § 6.08. No Liability of Lender. (a) Neither this Agreement nor any document executed in connection herewith shall constitute an assumption by the Lender of any obligation to any Obligor or any plan participant of the Obligor, or any obligation of the Borrowers.
          (b) Notwithstanding any other provision herein, no recourse under any obligation, covenant, agreement or instrument of the Lender contained herein or with respect hereto shall be had against any Related Person whether arising by breach of contract, or otherwise at law or in equity (including any claim in tort), whether express or implied, it being understood that the agreements and other obligations of the Lender herein and with respect hereto are solely its corporate obligations; provided, however, nothing herein above shall operate as a release of any liability which may arise as a result of such Related Person’s gross negligence or willful misconduct. The provisions of this Section 6.08 shall survive the termination of this Agreement.
               § 6.09. Joint and Several Liability; Designation and Appointment of Borrower Representative. (a) Each Borrower agrees that each reference to “the Borrowers” in this Agreement shall be deemed to refer to each such Borrower, jointly and severally with the other Borrowers. Each Borrower (i) shall be jointly and severally liable for the obligations, duties and covenants of each other such Borrower under this Agreement and the acts and omissions of each other such Borrower including, without limitation, under Article VI hereof, and (ii) jointly and severally makes each representation and warranty for itself and each other such Borrower under this Agreement. Notwithstanding the foregoing, if, in any action to enforce the Lender Debt against any Borrower or any proceeding to allow or adjudicate a claim hereunder, a court of competent jurisdiction determines that enforcement of the joint and several obligations of all of the Borrowers against such Borrower for the full amount of the Lender Debt is not lawful under, or would be subject to avoidance under Section 548 of the United States

15

Bankruptcy Code or any applicable provision of Federal or state law, the liability of such Borrower hereunder shall be limited to the maximum amount lawful and not subject to avoidance under such law.
          (b) Each Borrower hereby irrevocably designates and appoints BioScrip Pharmacy Services, Inc. as its exclusive representative under this Agreement (the “Borrower Representative”) to deliver and receive all notices and Written Notices on behalf of such Borrower and to receive on behalf of such Borrower and distribute all distributions of the Borrowers in accordance with the respective interests of the Borrowers and to take such other actions as are set forth in this Agreement. Each Borrower hereby unconditionally releases the Lender, the Program Manager and any member of the Lender Group with respect to any claims, obligations or duties that such Persons may otherwise have been deemed to possess absent the designation and appointment contained in this Section 6.09(b)
               § 6.10. Entire Agreement; Severability. (a) This Agreement, including all exhibits and schedules hereto and the documents referred to herein, embody the entire agreement and understanding of the parties concerning the subject matter contained herein. This Agreement supersedes any and all prior agreements and understandings between the parties, whether written or oral.
          (b) If any provision of this Agreement shall be declared invalid or unenforceable, the parties hereto agree that the remaining provisions of this Agreement shall continue in full force and effect.
               § 6.11. GOVERNING LAW. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST GRANTED HEREUNDER, OR REMEDIES RELATED THERETO, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
               § 6.12. WAIVER OF JURY TRIAL, JURISDICTION AND VENUE. EACH OF THE PARTIES HERETO HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER RELATED TO THIS AGREEMENT, AND HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK CITY, NEW YORK IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. IN ANY SUCH LITIGATION, EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO THE

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PARTIES HERETO AT THEIR ADDRESSES SET FORTH ON THE SIGNATURE PAGE HEREOF.
               § 6.13. Execution in Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
               § 6.14. No Proceedings. The Borrowers hereby agree that they will not institute against the Lender any proceeding of the type referred to in clause (f) of Exhibit V so long as any senior indebtedness issued by the Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such senior indebtedness shall have been outstanding.
               § 6.15. Survival of Termination. All indemnities contained herein shall survive the termination hereof unless otherwise provided. In addition, the provisions of Sections 4.02(b), 6.05, 6.06, 6.08, 6.09, 6.14 and this Section 6.15 shall survive any termination of this Agreement.
               § 6.16. Addition or Removal of Borrowers. (a) Subject to the conditions set forth below, upon 30-days’ prior written request from time to time of the Borrower Representative, the Lender hereby agrees to the adding of other Persons designated by the Borrower Representative as additional Borrowers hereunder (each such event, an “Addition”); provided, that, in the reasonable commercial judgment of the Lender and its designees and assignees):
               (i) the Lender, in its commercially reasonable discretion, shall have agreed in writing to such Addition;
               (ii) no Event of Default is existing and the proposed Addition shall not cause, or not reasonably be expected to cause, an Event of Default unless waived in writing by the Lender;
               (iii) as of the effective date of such Addition, such applicable conditions precedent set forth in Exhibit II hereto shall have been fulfilled with respect to such Person;
               (iv) as of the effective date of such Addition, each applicable representation and warranty set forth in Exhibit III hereto shall be true and correct in all material respects with respect to such Person;
               (v) the Lender shall have received a certificate from the Program Manager stating that all computer linkups and interfaces necessary or desirable, in the sole discretion of the Program Manager, to effectuate the transactions and information transfers under this Agreement with respect to the Addition are fully operational to the satisfaction of the Program Manager and the Program Manager shall have received an interface fee for each additional computer interface;

17

               (vi) such Person shall execute such agreements, instruments and documents as the Purchaser may reasonably request, in form and substance satisfactory to the Purchaser to effectuate the Addition, including without limitation (x) the appropriate subscription agreement in the form of Exhibit XV attached (the “Subscription Agreement”) to this Agreement whereby such Person agrees to be bound by the terms of this Agreement, and (y) financing statements covering Collateral, including Receivables, of such Person; and
               (vii) the Lender shall have been provided with such information (whether financial or otherwise) and time necessary and desirable (in the sole discretion of the Lender) to make the assessments hereunder; and
          (b) Subject to the conditions set forth below, upon 30-days’ prior written request from time to time of the Borrower Representative, the Lender hereby agrees to the removal of any Borrower designated by the Borrower Representative from time to time (each such event, a “Removal”); provided, that, in the reasonable commercial judgment of the Lender:
               (i) the Lender, in its sole discretion, shall have agreed in writing to such Removal;
               (ii) no Event of Default is existing and the proposed Removal shall not cause, or not reasonably be expected to cause, an Event of Default;
               (iii) after giving effect to such Removal, the aggregate minimum Tangible Net Worth of the remaining Borrowers hereunder shall (x) equal at least $5,000,000, and (y) not have decreased as a result of the Removal (combined with all other Removals) by greater than 25%;
               (iv) such Person shall execute such agreements, instruments and documents as the Lender may reasonably request, in form and substance satisfactory to the Lender to effectuate the Removal, including without limitation an amendment to this Agreement effectuating such Removal;
               (v) the Lender, have been provided with such information (whether financial or otherwise) and time necessary and desirable (in the sole discretion of the Lender) to make the assessments hereunder; and
               (vi) the Lender shall have received all Collections with respect to Eligible Receivables (that have not become Denied Receivables) attributable to such Person.
          (c) Notwithstanding any Removal of a Person as a Borrower made in accordance with the provisions of Section 6.16(b), the provisions of Article IV (and the representations and warranties with respect thereto) and Sections 1.08, 1.09, 6.05, 6.06. 6.08 and 6.14 shall, with respect to such Person, survive such Removal.
                    § 6.17. USA PATRIOT ACT. Each Borrower acknowledges and consents that, in accordance with the reporting requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Lender may require

18

information to obtain, verify and record information that identifies such Borrower, which information includes the name and addresses of such Borrower and its principals, as well as any other information that will allow the Lender to identify such Borrower and its principals in accordance with, and otherwise comply with the requirements of, the Act.

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          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
HFG HEALTHCO-4 LLC,
as Lender

By: HFG Healthco-4, Inc., a member

By:

Name:
Title:

BIOSCRIP INFUSION SERVICES, INC.		MIM FUNDING, LLC

By:		By:

	Name:		Name:
	Title:		Title:

BIOSCRIP PBM SERVICES, LLC		BIOSCRIP PHARMACY SERVICES, INC.

By:		By:

	Name:		Name:
	Title:		Title:

NATURAL LIVING, INC.		BIOSCRIP PHARMACY (NY), INC.

By:		By:

	Name:		Name:
	Title:		Title:

BIOSCRIP INFUSION SERVICES, LLC		BIOSCRIP PHARMACY, INC.

By:		By:

	Name:		Name:
	Title:		Title:

EXHIBIT I
DEFINITIONS
          As used in the Agreement (including its Exhibits and Schedules), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Accounts” means all accounts (including, without limitation, all Receivables), all general intangibles, related goodwill and all other obligations for the payment of money arising out of a Borrower’s sale of merchandise or rendition of services in the ordinary course of business, whether now existing or hereafter arising, including all rights to reimbursement under any agreements with and payments from Obligors and all proceeds of any of the foregoing.
          “Accounts Receivable Turnover” means, at any date, for the 12-month period then most recently ended, the product obtained by multiplying (a) the quotient obtained by dividing (i) the average of the Receivables of the Borrowers over the three month period ending on such date, by (ii) average revenue of the Borrowers generated from Receivables over the three month period ending on such date, by (b) 365 days.
          “Accrued Amounts” means, as at any date, the aggregate amount of accrued but unpaid (whether or not due and payable) (a) interest, (b) Non-Utilization Fees, and (c) A/R Fees.
          “Acquisition” means the acquisition by a Borrower of a business or of businesses through asset purchase, stock purchase, assumption of obligations, merger, consolidation or similar business combination.
          “Addition” has the meaning set forth in Section 6.16(a).
          “Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
          “Agreement” has the meaning set forth in the preamble hereto.
          “Applicable Margin” for any Interest Period, means the relevant amount, based on the Debt/EBITDA Ratio for the fiscal quarter ended immediately prior to the commencement of such Interest Period, set forth in the table below as the “Applicable Margin”:

Debt/EBITDA Ratio is:	Applicable Margin:
< 1.00:1.00	1.00%
≥ 1.00:1.00 but <1.50:1.00	1.45%

Debt/EBITDA Ratio is:	Applicable Margin:
≥ 1.50:1.00 but < 2.00:1.00	1.75%
≥ 2.00:1.00	2.00%
          “A/R Fee” means the account receivable tracking fee, due on the first Business Day of each Month, in an amount equal to:

AORA x TD x 0.25%

360
               where:
          AORA = The average outstanding amount of the Revolving Loan for the prior Month, calculated as the arithmetic average of all daily balances
          TD = The actual amount of days in such prior Month.
          “Authorized Representative” means each Person designated from time to time, as appropriate, in a Written Notice by the Borrowers to the Lender for the purposes of giving notices of borrowing, conversion or renewal of Revolving Advances, which designation shall continue in force and effect until terminated in a Written Notice to the Lender.
          “Availability” means, at any date of determination, the amount of the difference between (i) the Borrowing Limit and (ii) the Lender Debt.
          “Borrower” and “Borrowers” has the meaning set forth in the preamble hereto.
          “Borrower Account” means initially account # 000009069730 at Bank of America, N.A., ABA # 011500010, or, thereafter, such other bank account designated by the Borrower Representative by Written Notice to the Lender and the Program Manager from time to time.
          “Borrower Lockbox” means the lockboxes set forth on Schedule IV hereto to receive checks with respect to Receivables payable by Governmental Entities.
          “Borrower Lockbox Account” means the accounts set forth on Schedule IV hereto in the name of the Borrowers and associated with the Borrower Lockbox established and controlled by the Borrowers to deposit Collections from Governmental Entities, including Collections received in the Borrower Lockbox and Collections received by wire transfer directly from Governmental Entities, all as more fully set forth in the Depositary Agreement.
          “Borrower Representative” has the meaning set forth in Section 6.09(b).
          “Borrower’s Certificate” has the meaning set forth in Section 1.03.

          “Borrowing Base” means, as of any time, an amount equal to (i) 85% of the Expected Net Value of Eligible Receivables as of such time (subject to adjustment upward to 90% upon the request of the Borrower Representative and the approval of the Lender based upon mutually acceptable terms, such approval not to be unreasonably withheld) in each case and at all times as determined by reference to and as set forth in the most recent Borrowing Base Certificate delivered to the Lender by the Borrowers as of such time pursuant to Exhibit IV, clause (k)(i) minus (ii) Accrued Amounts and unpaid expenses under Sections 1.05 and 6.05 as of such time.
          “Borrowing Base Certificate” means a certificate (which may be sent by Transmission) signed by the Borrowers and the Borrower Representative, substantially in the form of Exhibit VII-A hereto, which shall provide the most recently available information (including updated information) with respect to the Eligible Receivables of the Borrowers (segregated by the classes set forth in Schedule V attached hereto) that is set forth in the general trial balance of each of the Borrowers.
          “Borrowing Base Deficiency” means, as of any date, the positive difference, if any, between (x) the Revolving Loan, minus (y) the Borrowing Base indicated on the most recent Borrowing Base Certificate.
          “Borrowing Limit” has the meaning set forth in Section 1.02.
          “Business Day” means any day on which banks are not authorized or required to close in New York City, New York.
          "Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures (including, without limitation, obligations created under Capital Leases in the year in which created but excluding payments made thereon) of any Person in respect of the purchase or other acquisition of fixed or capital assets.
          “Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee, the obligations of which are required, in accordance with GAAP, to be capitalized on the balance sheet of that Person.
          “Chief Financial Officer” means the Chief Financial Officer or the Vice President — Finance of the Borrowers.
          “Change of Control” means any Borrower shall have consummated or have entered into any transaction or agreement which shall result in the consummation of (a) the sale, lease, transfer, assignment or other disposition of all or substantially all of the assets or Property of a Borrower to any Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); (b) the liquidation or dissolution of (or the adoption of a plan of liquidation by) a Borrower; (c) the merger or consolidation of any Borrower into or with another Person; (d) the acquisition of all or a substantial portion of the assets of any Person; or (e) any transaction the result of which is that any Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended)

beneficially owns, directly or indirectly, more of the voting stock of a Borrower than is owned on the date hereof, other than a Permitted Acquisition.
          “Claims” has the meaning set forth in Section 1.09(b).
          “CMS” means the Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services.
          “Collateral” has the meaning set forth in Section 5.01(a).
          “Collection Account” means the Lender’s account maintained at The Bank of New York, ABA # 021000018, GLA 111565, For Further Credit to Account #205779, Ref: HEALTHCO-4/LCHI, Attn: Scott Tepper, or such other bank account designated by the Lender from time to time.
          “Collections” means all cash collections, wire transfers, electronic funds transfers and other cash proceeds of Receivables deposited in or transferred to the Collection Account, including, without limitation, all cash proceeds thereof.
          “Consolidated Capital Expenditure” means, for any period, the Capital Expenditures of the Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Consolidated EBITDA” means, for any period, the EBITDA of the Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Fixed Charge Coverage Ratio” for any period, means the ratio of (x) Consolidated EBITDA of the Parent and its Subsidiaries for such period, to (y) the sum of each of the following items to the extent paid or payable by the Borrowers in cash during such period: (i) the current portion long-term Debt, plus (ii) the current portion of Capital Leases, plus (iii) Consolidated Capital Expenditures (to the extent not funded by or being acquired under permitted purchase money loans or capital leases), plus (iv) Consolidated Interest Expense, plus (v) taxes, plus (vi) payment of dividends, distributions, advances, and loans to officers, Affiliates, and shareholders.
          “Consolidated Interest Expense” means, for any period, the Interest Expense of the Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Liquidity” means, at any date of determination, the positive difference, if any, between (x) the Borrowing Base (without regard to the Revolving Commitment), and (y) the principal amount then outstanding under the Revolving Loan.
          “Consolidated Net Worth” means, at any date of determination, an amount equal to (a) the total assets of the Parent and its Subsidiaries on a consolidated basis minus (b) the Total Liabilities.

          “Consolidated Tangible Net Worth” means with respect to the Parent and its Subsidiaries determined on a consolidated basis, at any date of determination, (i) the sum of capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP constitutes stockholder’s equity, less (ii) treasury stock and any minority interest in subsidiaries, less (iii) the amount of any write-up subsequent to the date of the Original Agreement in the value of any asset above the cost or depreciated cost thereof and less (iv) all intangible assets, including, without limitation, goodwill, which would be classified as such in accordance with GAAP.
          “Consolidated Total Net Income” means, for any period, the total Net Income of the Parent and its Subsidiaries for such period, determined on a consolidated basis.
          “Consolidated Working Capital” means at any date of determination, an amount equal to Current Assets minus Current Liabilities.
          “Credit and Collection Policy” means those receivables credit and collection policies and practices of the Borrowers in effect on the date of the Agreement and attached as Schedule II hereto.
          “Current Assets” means, at any date of determination, the aggregate amount of all assets of the Parent and its Subsidiaries on a consolidated basis that would be classified as current assets at such date, computed and calculated in accordance with GAAP, adjusted for prepaid expenses and “other current assets”.
          “Current Liabilities” means, at any date of determination, the aggregate amount of all liabilities of the Parent and its Subsidiaries on a consolidated basis (including tax and other proper accruals) which would be classified as current liabilities at such date, computed and calculated in accordance with GAAP and shall exclude any borrowings under the Agreement.
          “Debt” means as to any Person (without duplication): (i) all obligations of such party for borrowed money, (ii) all obligations of such party evidenced by bonds, notes, debentures, or other similar instruments, (iii) all obligations of such party to pay the deferred purchase price of property or services (other than trade payables in the ordinary course of business), (iv) all Capital Leases of such party, (v) all Debt of others directly or indirectly Guaranteed (which term shall not include endorsements in the ordinary course of business) by such party, (vi) all obligations secured by a Lien existing on property owned by such party, whether or not the obligations secured thereby have been assumed by such party or are non-recourse to the credit of such party (but only to the extent of the value of such property), and (vii) all reimbursement obligations of such party (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptance and similar instruments.
          “Debt/EBITDA Ratio” means the ratio, as determined as at the end of each fiscal quarter of the Parent, of (x) Debt of the Borrowers to (y) Consolidated EBITDA for the immediately prior fiscal quarter period considered on an annualized basis (by multiplying such amount by 4); provided that restructuring charges not exceeding the positive difference, if any, between (i) $5,000,000 minus (ii) restructuring charges excluded from the calculation of the

Debt/EBITDA Ratio in the three immediately prior fiscal quarters, shall be added back to Consolidated EBITDA to the extent that such charges had reduced Consolidated EBITDA.
          “Default” means an event, act or condition which with the giving of notice or the lapse of time, or both, would constitute an Event of Default.
          “Defaulted Receivable” means a Receivable (i) as to which the Obligor thereof or any other Person obligated thereon has taken any action, or suffered any event to occur, of the type described in paragraph (f) of Exhibit V, or (ii) which, consistent with the Credit and Collection Policy, would be written off the applicable Borrower’s books as uncollectible.
          “Delinquent Receivable” means a Receivable (a) that has not been paid in full on or following the 180th day following the date of original invoicing thereof, or (b) that is a Denied Receivable.
          “Denied Receivable” means any Receivable as to which any related representations or warranties have been discovered at any time to have been breached.
          “Depositary Agreements” means those certain Depositary Account Agreements, dated the date hereof, among the applicable Borrowers, the Lender, and each Lockbox Bank, in substantially the form attached hereto as Exhibit XIII, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.
          “Documents” means this Agreement, the Depositary Agreement, each Borrower’s Certificate, each Borrowing Base Certificate, and each other document or instrument now or hereafter executed and delivered to the Lender by or on behalf of any Borrower pursuant to or in connection herewith or therewith.
          “Early Termination Fee” as a percentage of the Commitment, means (i) from September 26, 2007 until and including November 1, 2007, 1.50%, (ii) from November 2, 2007 until and including November 1, 2008, 1.00%, (iii) from November 2, 2008 until and including November 1, 2009, 0.50%, and (iv) from November 2, 2009 until November 1, 2010, 0.25%.
          “EBITDA” means, for any period, the sum (determined without duplication on a consolidated basis) for the Borrowers and Subsidiaries of (a) net income (or net loss) of the Borrowers and Subsidiaries (calculated before extraordinary items), plus (b) Consolidated Interest Expense for such period deducted in the determination of such net income (or net loss) plus (c) depreciation, amortization and other non-cash items for such period to the extent included in the determination of net income (or net loss) (which shall include, to the extent included in the determination of net income (or net loss), non-cash option expenses in accordance with GAAP under Financial Accounting Standards Board Section 123(R)) plus or minus (d) all taxes accrued for such period on or measured by income to the extent deducted or credited in determining such net income (or net loss) minus or plus (e) gains (or losses) from asset dispositions or liquidations outside of the normal course of business to the extent included in determining such net income (or net loss) plus (f) losses due to asset impairment.
          “Eligibility Criteria” means the criteria and basis for determining whether a

Receivable qualifies as an Eligible Receivable, all as set forth in Exhibit VIII hereto, as such Eligibility Criteria may be modified from time to time by the Lender in its good faith discretion and based on historical performance and other Borrower-related or Obligor-related factually-based credit criteria upon Written Notice to the Borrower Representative.
          “Eligible Investments” means one or more of the following:
          (a) direct obligations of, and obligations fully guaranteed by, the United States of America, or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, that are non-callable, that have a fixed dollar amount of principal due at maturity that cannot vary or change, and, if rated by Standard & Poor’s, do not have an ‘r’ highlighter affixed to its rating; or
          (b) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any State thereof which have a long-term unsecured debt rating in the highest rating category of at least two rating agencies; and, in the case of Standard & Poor’s rating, that such securities do not have an ‘r’ highlighter affixed to its rating; or
          (c) commercial paper with (i) an original maturity of less than 270 days, (ii) a rating in the highest rating category of at least two rating agencies, and (iii) if rated by Standard & Poor’s, no ‘r’ highlighter affixed to its rating; or
          (d) certificates of deposit of, banker’s acceptances issued by, or federal funds sold by, any depository institution or trust company (including any bank incorporated under the laws of the United States of America or any State thereof and subject to supervision and examination by federal and/or state authorities) so long as at the time of such investment or contractual commitment providing for such investment such depository institution or trust company has a short-term unsecured debt rating in the highest rating category (without regard to modifiers such as “+” or “-”) of at least two rating agencies and provided, that each such investment has an original maturity of less than 365 days, and provided, further that in the case of a Standard & Poor’s rating, that such investment does not have an ‘r’ highlighter affixed to its rating; or
          (e) repurchase agreements governing direct general obligations of the United States of America having a maturity of not more than 60 days from the date of acquisition with an obligor having the highest rating category of at least two rating agencies at the time of such investment provided, that in the case of a Standard & Poor’s rating, that such investment does not have an ‘r’ highlighter affixed to its rating; or
          (f) shares of no-load money market funds (i) rated in the highest rating category by at least two rating agencies or (ii) the assets of which are invested solely in investments of the type specified in clauses (a), (b), (c) or (d) of the definition of Eligible Investments.
          “Eligible Receivables” means Receivables that satisfy the Eligibility Criteria.

          “Employee Benefit Plan” means any employee benefit plan within the meaning of § 3(3) of ERISA maintained by any Borrower, any of its respective ERISA Affiliates, or with respect to which any of them have any liability.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any entity which is under common control with any Borrower within the meaning of ERISA or which is treated as a single employer with such Borrower under the Internal Revenue Code of 1986, as amended.
          “Event of Default” means any of the events specified in Exhibit V hereto.
          “Excluded Claims” has the meaning set forth in Section 1.09(b).
          “Excluded Taxes” means taxes upon or determined by reference to the Lender’s net income imposed by the jurisdiction in which such Lender is organized or has its principal or registered office.
          “Expected Net Value” means, with respect to any Eligible Receivable, the gross unpaid amount of such Receivable on date of creation thereof, times the Net Value Factor.
          “Fee and Interest Shortfall” as of any Funding Date, shall mean the amount, if any, of fees or interest that is due and payable and has not otherwise been paid in full by the Borrower.
          “Funding Date” means, at the sole discretion of the Lender, each Business Day after the Initial Funding Date until the Maturity Date or such other dates as the Lender may establish from time to time, provided that there shall be a minimum of one Funding Date per week for the Borrowers to be able to borrow.
          “GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or in statements of the Financial Accounting Standards Board or the rules and regulations of the Securities and Exchange Commission or their respective successors and which are applicable in the circumstances as of the date in question.
          “Governmental Entity” means the United States of America, any state, any political subdivision of a state and any agency or instrumentality of the United States of America or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Payments from Governmental Entities shall be deemed to include payments governed under the Social Security Act (42 U.S.C. §§ 1395 et seq.), including payments under Medicare, Medicaid and TRICARE/CHAMPUS, and payments administered or regulated by CMS.
          “Guaranty” by any Person means any obligation, contingent or otherwise, of such

Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay), or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect the obligee of such Debt or other obligation of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
          “Indemnified Party” has the meaning set forth in Section 1.09.
          “Initial Funding Date” means the date of the initial Revolving Advance hereunder.
          “Initial Term” has the meaning set forth in Section 6.07(a).
          “Interest Expense” means, with respect to any Person for any period, the gross interest expense of such Person (exclusive of interest income) during such period as determined in accordance with GAAP.
          “Interest Payment Date” means the last day of each Interest Period, or if such day is not a Business Day, the next succeeding Business Day.
          “Interest Period” means, with respect to a Revolving Advance, the period commencing on, as the case may be, the borrowing or conversion date with respect to such Revolving Advance and ending one month thereafter; provided, that no Interest Period may be selected that expires later than the Scheduled Maturity Date; and provided, further, that any Interest Period that begins on the last Business Day of a Month (or on a day for which there is no numerically corresponding day in the Month at the end of the Interest Period) shall, subject to the foregoing proviso, end on the last Business Day of a Month.
          “Invoice Date” means, with respect to any Receivable, the date set forth on the related invoice or statement.
          “Last Service Date” means, with respect to any Receivable that is not a Rebate Receivable, the earlier of (i) the date on which the applicable Borrower has received the data required to bill such Receivable and (ii) the last day for submission of the related claim under any related contracts.
          “Lender” has the meaning set forth in the preamble hereto.
          “Lender Debt” means, without duplication, and includes any and all amounts due, whether now existing or hereafter arising, under the Agreement, including, without limitation, any and all principal, interest, penalties, fees, charges, premiums, indemnities and costs owed or owing to the Lender, the Program Manager or the Program Manager by any Borrower, or any

Affiliate of a Borrower, arising under or in connection with this Agreement or the Depositary Agreement, in each instance, whether absolute or contingent, direct or indirect, secured or unsecured, due or not, arising by operation of law or otherwise, and all interest and other charges thereon, including, without limitation, post-petition interest whether or not such interest is an allowable claim in a bankruptcy.
          “Lender Group” means (i) the Lender, the Program Manager and the Program Manager, and (ii) the Lender’s agents and delegates identified from time to time to effectuate this Agreement.
          “Lender Lockbox” means the lockboxes located at the address set forth on Schedule IV to receive checks with respect to Receivables payable by Insurers.
          “Lender Lockbox Account” means the accounts at the Lockbox Bank as set forth on Schedule IV as associated with the Lender Lockbox and established by the Borrowers to deposit Collections, including Collections received in the Lender Lockbox and Collections received by wire transfer directly from Insurers, all as more fully set forth in the Depositary Agreement.
          “LIBOR” for any Interest Period, means the rate per annum established by the Program Manager two Business Days prior to the first day of each Interest Period based on an annualized 30-day interest rate (calculated on the basis of actual days elapsed over a 360-day year) equal to the offered rate for deposits in U.S. dollars in the London interbank market which is published by the British Bankers’ Association and currently appears on the Reuters Screen LIBO Page (or any successor page) as of 11:00 a.m. (London time) on such day, provided that if more than one rate is specified on Reuters Screen LIBO Page, LIBOR shall be a rate per annum equal to the arithmetic mean of all such rates
          “Lien” means any lien, mortgage, security interest, tax lien, pledge, hypothecation, assignment, preference, priority, other charge or encumbrance, or any other type of preferential arrangement of any kind or nature whatsoever by or with any Person (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.
          “Lockbox” means either the Borrower Lockbox or the Lender Lockbox, as the context requires.
          “Lockbox Account” means either the Borrower Lockbox Account or the Lender Lockbox Account, each associated with the respective Lockbox to deposit Collections, including Collections received by wire transfer directly, all as more fully set forth in the Depositary Agreement.
          “Lockbox Banks” means each of Bank of America, N.A. and UMB Bank as lockbox bank under the applicable Depositary Agreement
          “Material Adverse Effect” means any event, condition, change or effect that (a) has a materially adverse effect on the business, Properties, operations or financial condition of (i) the Borrowers on a consolidated basis, (ii) any Borrower, or the Parent on a consolidated basis,

(b) materially impairs the ability of the Borrowers on a consolidated basis or any Borrower to perform their respective obligations under this Agreement or any other Document, (c) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Lender under this Agreement or any other Document
          “Maturity Date” means the earlier of (a) the Scheduled Maturity Date, and (b) the occurrence of an Event of Default unless such event is waived by the Lender in writing.
          “Maximum Permissible Rate” has the meaning set forth in Section 1.11(a).
          “Misdirected Payment” means any form of payment in respect of a Receivable made by an Obligor in a manner other than as provided in the Notice sent to such Obligor.
          “Month” means a calendar month.
          “Multiemployer Plan” means a plan, within the meaning of § 3(37) of ERISA, as to which any Borrower or any ERISA Affiliate contributed or was required to contribute within the preceding five years.
          Net Income” means, for any period, for any Person, the net income (loss) of such Person for such period determined in accordance with GAAP.
          “Net Value Factor” means, initially, the percentages set forth on Schedule V attached hereto, as such percentages may be adjusted, upwards or downwards on a prospective basis with Written Notice to the Borrower, in the good faith discretion of the Lender but in consultation with the Borrowers, based on (i) the historical actual final collections received on the Receivables within 180 days of the Invoice Date of such Receivables (without regard to the factors set forth in the definition of “Defaulted Receivable”), divided by (ii) the gross value of such Receivables.
          “Non-Utilization Fee” has the meaning set forth in Section 1.05(c).
          “Notice to Governmental Entities” means a notice letter on a Borrower’s corporate letterhead in substantially the form attached hereto as Exhibit IX-A.
          “Notice to non-Governmental Entities” means a notice letter on a Borrower’s corporate letterhead in substantially the form attached hereto as Exhibit IX-B.
          “Notice to Obligors” means either a Notice to Governmental Entities or a Notice to non-Governmental Entities, as the context requires.
          “Obligor” means each Person who is responsible for the payment of all or any portion of a Receivable.
          “Original Agreement” has the meaning set forth in the preamble.
          “Other Taxes” has the meaning set forth in Section 1.08.

          “Parent” means BioScrip, Inc.
          “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.
          “Permitted Acquisition” means an Acquisition; provided that (1) both before and immediately after giving effect to such proposed Acquisition (including without limitation, compliance with the financial covenants on a pro forma basis after giving effect to the proposed Acquisition), no Default or Event of Default has or will occur or be continuing, (2) the proposed Acquisition is of a business or businesses involving the rendition of pharmacy benefit (including specialty pharmacy products and services) and/or formulary management services or rebate administration services, the sale of medical and/or pharmaceutical products or the rendition of medical services, (3) the proposed Acquisition is accretive to both (x) EBITDA and (y) the sum of Net Income plus the amortization of goodwill related to the Acquisition of the acquiring Borrower, (4) the proposed Acquisition is not subject to, and is not reasonably likely to subject any Borrower to, any governmental investigation, material litigation or other material liabilities for which adequate reserves are not available or have not been taken, (5) the applicable Borrower is the surviving Person, (6) such surviving Person shall have a Tangible Net Worth that is no less than the Tangible Net Worth of such Borrower, (7) the applicable Borrower has delivered to the Lender and Healthco-4 financial statements for the trailing 12 month period prior to the Acquisition on a pro forma basis giving effect to the proposed Acquisition and such financial statements show that the Acquisition would not cause and would not be reasonably likely to cause an Event of Default, (8) with respect to any single Acquisition (i) the Total Consideration (as hereinafter defined) does not exceed $50,000,000 and (ii) the cash paid in connection with such Acquisition, together with any liabilities assumed in connection therewith, does not exceed $25,000,000, and (9) with respect to any two or more Acquisitions in a 12-month period (i) the aggregate Total Consideration does not exceed $70,000,000 and (ii) the aggregate cash paid in connection with such Acquisitions, together with any liabilities assumed in connection therewith, does not exceed $55,000,000. For the purposes hereof, the “Total Consideration” of an Acquisition shall mean the aggregate of all cash paid, liabilities assumed and the fair market value of any equity interests issued as consideration for such Acquisition.
          “Permitted Lien” means a Lien that is expressly subordinated in writing to the Lien created hereunder in a manner acceptable to the Lender, in its sole discretion, and, with respect to any such Lien existing on the Initial Funding Date, is described on Schedule III hereto.
          “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
          “Pledge Agreement” means that certain Pledge Agreement, dated as of December 29, 2006 made by Parent and each Borrower in favor of the Lender, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.
          “Program Manager” means (i) Healthcare Finance Group, Inc. or (ii) any other Person then identified by the Lender to the Borrower Representative as being authorized to provide administrative services with respect to the Lender and the Lender’s finance, funding and collection of healthcare-related receivables.
          “Property” means property of all kinds, movable, immovable, corporeal, incorporeal, real, personal or mixed, tangible or intangible (including, without limitation, all rights relating thereto), whether owned or acquired on or after the date of this Agreement.
          “Rating Agency Amendment” has the meaning set forth in Section 6.01(b).
          “Rebate Receivable” means a Receivable, the Obligor of which is a manufacturer or distributor of pharmaceutical products.
          “Receivable Information” means the information listed on Exhibit ViI hereto (as such Exhibit may be modified by the Lender from time to time).
          “Receivables” means all accounts receivable or general intangibles (including health care insurance receivables), owing (or in the case of Unbilled Receivables, to be owing) to the Borrower, including those arising out of the rendition of pharmacy benefit and formulary management or rebate administration services provided to any Person (including the provision of market information) or the sale of medical and/or pharmaceutical products by a Borrower and any medical services rendered in connection therewith, including, without limitation, all amounts due from manufacturers or distributors of pharmaceutical products based on contractual payments and all rights to reimbursement under any agreements with and payments from Obligors, together with, to the maximum extent permitted by law, all accounts receivable and general intangibles related thereto, all rights, remedies, guaranties, security interests and Liens in respect of the foregoing, all books, records and other Property evidencing or related to the foregoing, and all proceeds of any of the foregoing.
          “Related Person” means any incorporator, stockholder, Affiliate (other than the Program Manager), agent, attorney, officer, director, member, manager, employee or partner of the Lender or its members or its stockholders.
          “Removal” has the meaning set forth in Section 6.16(b).
          “Renewal Term” has the meaning set forth in Section 6.07(a).
          “Revolving Advance” has the meaning set forth in Section 1.01(a).
          “Revolving Commitment” has the meaning set forth in Section 1.02.
          “Revolving Loan” has the meaning set forth in Section 1.01(a).
          “Scheduled Maturity Date” means November 1, 2010, as such date may be extended pursuant to Section 6.07(a) hereof.
          “Servicing Responsibilities” has the meaning set forth in Section 3.04(b) hereto.
          “Subscription Agreement” has the meaning set forth in Section 6.16(a).

          “Subsidiary” means, with respect to any Borrower, any corporation or entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity (irrespective of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Borrower.
          “Tangible Net Worth” with respect to the Borrower, means, at any time, the excess of (i) the Expected Net Value of all Receivables owned by the Borrowers and not financed by the Lender, plus cash, plus investments, plus amounts which are owing from the Lender to the Borrowers minus (ii) the sum of all accrued unpaid monetary obligations and accrued unpaid fees and expenses payable hereunder or otherwise owed by the Borrower.
          “Total Liabilities” means, at any date of determination, the total liabilities of the Parent and its Subsidiaries on a consolidated basis which would be classified as liabilities at such date (including, without limitation, Current Liabilities and long-term liabilities), computed and calculated in accordance with GAAP, excluding, however, borrowings under the Agreement
          “Transmission” means, upon establishment of computer interface between the Borrowers and the Program Manager in accordance with the specifications established by the Program Manager, the transmission of Receivable Information through computer interface to the Program Manager in a manner satisfactory to the Program Manager.
          “TRICARE/CHAMPUS” means the Civilian Health and Medical Program of the Uniformed Service, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation and established pursuant to 10 USC §§ 1071-1106, and all regulations promulgated thereunder including without limitation (a) all federal statutes (whether set forth in 10 USC §§ 1071-1106 or elsewhere) affecting TRICARE/CHAMPUS; and (b) all rules, regulations (including 32 CFR 199), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Entities (including, without limitation, the Department of Health and Human Services, the Department of Defense, the Department of Transportation, the Assistant Secretary of Defense (Health Affairs), and the Office of TRICARE/CHAMPUS, or any Person or entity succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing (whether or not having the force of law) in each case as may be amended, supplemented or otherwise modified from time to time.
          “UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
          “Unbilled Receivable” means a Receivable in respect of which the goods have been shipped, or the services rendered, and rights to payment thereon have accrued, but the invoice has not been rendered to the applicable Obligor.

          “Written Notice” and “in writing” means any form of written communication or a communication by means of telex, telecopier device, telegraph or cable as provided in Section 6.02.
          Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II
CONDITIONS OF REVOLVING ADVANCES
          1. Conditions Precedent to the Effectiveness. The effectiveness of this Agreement as an amendment and restatement of the Original Agreement is subject to the conditions precedent that the Lender shall have received on or before such date the following, each (unless otherwise indicated) dated such date, in form and substance reasonably satisfactory to the Lender:
          (a) For each Borrower and Parent, certified copies of all documents evidencing necessary company action and governmental approvals, if any, with respect to the Agreement.
          (b) Acknowledgment or time stamped receipt copies of proper amendments to financing statements duly filed on or before the date hereof under the UCC of all jurisdictions that the Lender may deem necessary or reasonably desirable in order to perfect the security interests contemplated by the Agreement.
          (c) Duly executed amendments to the Depositary Agreements with each of Bank of America, N.A. and UMB Bank.
          (d) Proof of payment of all reasonable attorneys’ fees and disbursements incurred by the Lender and the Lender Group.
          (e) Copies of all Notices to Obligors required pursuant to Article II of the Agreement, if any, together with evidence satisfactory to the Lender that such Notices to Obligors have been or will be delivered to the addressees thereof.
          (f) Duly executed Guaranty by the Parent in substantially the form attached hereto as Exhibit XIV.
          (g) A duly executed amendment to the Pledge Agreement.
          (h) A duly executed termination agreement relating to the Receivables Purchase and Transfer Agreement, dated as of November 1, 2000 (as amended and modified as of the date hereof), and related documents, together with UCC financing statement terminations relating thereto.
          (i) Originally executed copies of all other Documents and related documentation required to be delivered with respect to this Agreement and the other Documents, all in form and substance satisfactory to the Administrative Agent, which agreements shall be in full force and effect and enforceable in accordance with their respective terms.
          2. Conditions Precedent All Funding Dates. Each Revolving Advance on a Funding Date (including the Initial Funding Date) shall be subject to the further conditions precedent that the Borrowers and the Lender shall have agreed upon the terms of such Revolving Advance and also that:

II-1

          (a) the Borrower Representative shall have delivered to the Lender, by 10:00 a.m. New York City time, at least one Business Day prior to such Funding Date, in form and substance satisfactory to the Lender a completed Borrower’s Certificate and a Borrowing Base Certificate, together with such additional information as may reasonably be requested by the Lender or the Program Manager;
          (b) to the extent not previously provided, executed Notice to Obligors to each Obligor responsible for the payment of any of the Receivables, directing such Obligors to make payment to the addresses and accounts designated in such Notice to Obligors, as set forth in Article II hereof, together with evidence that such Notice to Obligors has been delivered to such Obligors.
          (c) on such Funding Date the following statements shall be true (and acceptance of the proceeds of such Revolving Advance shall be deemed a representation and warranty by the Borrowers that such statements are then true):
          (i) the representations and warranties contained in Exhibits III and VII are true and correct in all material respects on and as of the date of such Revolving Advance as though made on and as of such date (except any representation or warranty that expressly indicates that it is being made as of a specific date, in which case such representation or warranty shall be correct on and as of such date), and
          (ii) no event has occurred and is continuing, or would result from such Revolving Advance or any actions connected therewith, that constitutes a Default or an Event of Default;
          (d) the Lender shall have received such other approvals, opinions or documents as it may reasonably request.

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EXHIBIT III
REPRESENTATIONS AND WARRANTIES
          Each Borrower represents and warrants as follows:
          (a) It is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its state of its incorporation, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except in any jurisdiction other than that of its chief executive offices where the failure to be so qualified would not have a Material Adverse Effect.
          (b) The execution, delivery and performance by it of the Agreement and the other documents to be delivered by it thereunder, (i) are within its corporate or limited liability company powers, (ii) have been duly authorized by all necessary organizational action, (iii) do not contravene (1) its charter or by-laws or certificate of formation or operating agreement, as applicable, (2) any material law, rule or regulation applicable to it, (3) any material contractual restriction binding on or affecting it or its Property, or (4) any order, writ, judgment, award, injunction or decree binding on or affecting it or its Property, and (iv) do not result in or require the creation of any Lien upon or with respect to any of its Properties, other than the security interests created by the Agreement. The Agreement has been duly executed and delivered by it. It has furnished to the Lender a correct and complete copy of its charter or by-laws or certificate of formation or operating agreement, as applicable, including all amendments thereto.
          (c) Except for financing statements, financing statement amendments or termination statements that have been delivered to the Lender for filing in accordance with subsections 1(c) and (j) of Exhibit II, no authorization or approval or other action by, and no notice to or filing with, any Governmental Entity is required for the due execution, delivery and performance by it of the Agreement or any other document to be delivered hereunder.
          (d) The Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought at equity or law).
          (e) Except as disclosed on Schedule III hereto, it has all power and authority, and has all permits, licenses, accreditations, certifications, authorizations, approvals, consents and agreements of all Obligors, Governmental Entities, accreditation agencies and any other Person (including without limitation, accreditation by the appropriate Governmental Entities and industry accreditation agencies and accreditation and certifications necessary to receive payment and compensation and to participate under Medicare, Medicaid, TRICARE/CHAMPUS, Blue Cross/Blue Shield and other equivalent programs relevant to any Borrower), necessary or required for it (i) to own the assets (including Receivables) that it now owns, (ii) to carry on its business as now conducted, except where failure to have such permits, licenses, authorizations, approvals, consents, agreements with third-party payors, accreditation and certifications (including, without limitation, accreditation by the appropriate Governmental Entities and industry accreditation agencies and accreditation and certifications necessary to receive payment

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and compensation and to participate under Medicare, Medicaid, TRICARE/CHAMPUS, Blue Cross/Blue Shield and other equivalent programs) would not have a Material Adverse Effect, (iii) to execute, deliver and perform the Agreement and any other document to be delivered hereunder. and (iv) to receive payments from the Obligors in the manner contemplated in the Agreement.
          (f) Except as disclosed on Schedule III hereto, it has not been notified by any Obligor, Governmental Entity or instrumentality, accreditation agency or any other Person, during the immediately preceding 24 month period, that such party has rescinded or not renewed, or is reasonably likely to rescind or not renew, any such material permit, license, accreditation, certification, authorization, approval, consent or agreement granted to it or to which it is a party.
          (g) As of the Initial Funding Date, all conditions precedent set forth in Exhibit II have been fulfilled or waived in writing by the Lender, and as of each Funding Date, the conditions precedent set forth in paragraph 2 of such Exhibit II shall have been fulfilled or waived in writing by the Lender.
          (h) The balance sheets of the Parent and its Subsidiaries as at December 31, 2006 and the related statements of income and expense, cash flows and retained earnings of the Parent and its Subsidiaries for the fiscal periods then ended, copies of which have been furnished to the Lender, fairly present the financial condition of the Parent and its Subsidiaries as at such date and the results of the operations of the Parent and its Subsidiaries for the period ended on such date, all in accordance with GAAP, and since December 31, 2006 there has been no change resulting in a Material Adverse Effect.
          (i) Except as disclosed on Schedule III hereto, there is no pending or, to its knowledge, threatened action or proceeding or injunction, writ or restraining order affecting any Borrower or any Subsidiary before any court, Governmental Entity or arbitrator which could reasonably be expected to result in a Material Adverse Effect or which purports to affect the legality, validity or enforceability of the Agreement or any other Document, and no Borrower nor any Subsidiary is currently the subject of, or has any present intention of commencing, an insolvency proceeding or petition in bankruptcy. Furthermore, to its knowledge, there are no pending civil or criminal investigations by any Governmental Entity involving it or its officers or directors and neither it nor any of its officers or directors has been involved in, or is the subject of, any civil or criminal investigation by any Governmental Entity.
          (j) It is the legal and beneficial owner of its Collateral (including its Receivables) free and clear of any Lien (other than Permitted Liens); the Lender has acquired, or, upon the effectiveness of this Agreement shall acquire, a valid security interest in the Collateral, including the Receivables and in the Collections with respect thereto, subject to no third-party claims of interest thereon. No effective financing statement or other instrument similar in effect covering any Collateral, Receivables or the Collections with respect thereto or any proceeds thereof, is on file in any recording office, except those filed in accordance with the terms of the Original Agreement and no competing notice or notice inconsistent with the transactions contemplated in the Agreement remains in effect with respect to any Obligor.

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          (k) All Receivable Information, information provided in the application for the program effectuated by the Agreement, and each other document, report and Transmission provided by any Borrower to the Lender Group is or shall be accurate in all material respects as of its date and as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made and when taken as a whole, not misleading.
          (l) The principal place of business and chief executive office of each Borrower and the office where such Borrower keeps its records concerning the Receivables are located at the respective address referred to on Schedule I hereof and, except as disclosed on Schedule III hereto, there have been no other such locations for the four immediately prior months.
          (m) Each Receivable identified in the Borrowing Base Certificate is, as of the date of such Borrowing Base Certificate, an Eligible Receivable.
          (n) The provisions of the Agreement create, on the Initial Funding Date, legal and valid Liens in all of the Collateral (including the Receivables) owned or held by each Borrower in the Lender’s favor, and when all proper filings and other actions necessary to perfect such Liens have been completed, will constitute a perfected and continuing Lien on all of such Collateral, having priority over all other Liens on such Collateral, enforceable against each Borrower and all third parties.
          (o) All required Notices have been prepared and delivered to each Obligor, and all invoices now bear only the appropriate remittance instructions for payment direction to the applicable Lockbox or Lockbox Account, as the case may be.
          (p) Except as disclosed on Schedule III hereto, no Borrower has changed its principal place of business or chief executive office in the last five years.
          (q) The exact name of each Borrower is as set forth on the signature pages of the Agreement and, except as set forth on Schedule III, such Borrower has not changed its name in the last five years and, except as set forth opposite such Borrower’s name on Schedule III, during such period such Borrower has not used, nor does such Borrower now use, any other fictitious, assumed or trade name.
          (r) With respect to itself or any of its Subsidiaries taken as a whole, there exists no event which could reasonably be expected to result in a Material Adverse Effect.
          (s) It is not in violation under any applicable statute, rule, order, decree or regulation of any court, arbitrator or governmental body or agency having jurisdiction over it which has or is reasonably likely to have a Material Adverse Effect.
          (t) It has filed on a timely basis all tax returns (federal, state and local) required to be filed and has paid, or made adequate provision for payment of, all taxes, assessments and other governmental charges due from it, unless contested in good faith by appropriate proceedings. No tax Lien has been filed and is now effective against it or any of its Properties, except any Lien in respect of taxes and other charges not yet due or contested in good faith by

III-3

appropriate proceedings. To its knowledge, there are no pending investigations of it by any taxing authority or any pending but unassessed tax liability of it. It does not have any obligation under any tax sharing agreement.
          (u) It is solvent and will not become insolvent after giving effect to the transactions contemplated by the Agreement; it has not incurred debts or liabilities beyond its ability to pay; it will, after giving effect to the transaction contemplated by the Agreement, have an adequate amount of capital to conduct its business in the foreseeable future; the grant of a security interest in the Receivables is made in good faith and without intent to hinder, delay or defraud its present or future creditors.
          (v) The Lockboxes are the only post office boxes and the Lockbox Accounts are the only lockbox accounts maintained for Receivables; and no direction of any Borrower is in effect directing Obligors to remit payments on Receivables other than to the Lockboxes or Lockbox Accounts.
          (w) Each pension plan or profit sharing plan to which it is a party has been fully funded in accordance with its obligations as set forth in such plan.
          (x) The primary business of each Borrower is the provision of independent pharmacy benefit and formulary management services, the sale of medical and/or pharmaceutical products and the rendition of medical services in connection therewith (other than MIM Funding, the primary business of which is as provided in its organizational documents).
          (y) There are no pending civil or criminal investigations by any Governmental Entity involving it or any of its respective officers or directors and none of the Borrowers or any of their respective officers or directors has been involved in, or the subject of, any civil or criminal investigation by any Governmental Entity.
          (z) Its assets are free and clear of any Liens in favor of the Internal Revenue Service, any Employee Benefit Plan, any Multiemployer Plan or the PBGC other than inchoate tax Liens resulting from an assessment of a Borrower.
          (aa) With respect to each Employee Benefit Plan of it, including to its knowledge as to any Multiemployer Plan, such Employee Benefit Plan has complied and been administered in accordance with its terms and in substantial compliance with all applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended; neither it nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA; and it has no material unpaid liability for any Employee Benefit Plan.
          (bb) None of the Receivables constitutes or has constituted an obligation of any Person which is an Affiliate of the Borrower.
          (cc) The Obligor of each Eligible Receivable has not been the Obligor of any Defaulted Receivables in the past 12 months (other than, for the purpose of this clause, as a result of good faith disputes).

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          (dd) No transaction contemplated under this Agreement requires compliance with any bulk sales act or similar law.
          (ee) It is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.
          (ff) It has no Debt except hereunder.
          (gg) Each Receivable that is an Unbilled Receivable will be, or has been, billed to the Obligor of such Receivable within 30 days of the Last Service Date, or in the case of a Rebate Receivable, will be, or has been, billed to the Obligor of the Rebate Receivable within 60 days after the end of the fiscal quarter in which such Rebate Receivable became due and payable.
          (hh) It is not in violation of any applicable material patient confidentiality law.

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EXHIBIT IV
COVENANTS
          Until the payment in full of all Lender Debt and the termination of the Revolving Commitment hereunder, each Borrower agrees as follows:
          (a) Compliance with Laws, etc. It will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not result in a Material Adverse Effect.
          (b) Offices, Records and Books of Account. It will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Receivables and the Collateral at the address set forth under its name on the signature page to the Agreement or, upon 30 days’ prior Written Notice to the Lender, at any other locations in jurisdictions where all actions reasonably requested by the Lender or otherwise necessary to protect, perfect and maintain the Lender’s interest in the Collateral (including the Receivables) and all proceeds thereof have been taken and completed. The Borrower shall keep its books and accounts in accordance with GAAP and shall not make any notation on its books and records, including any computer files, that is inconsistent with the assignment of the Receivables to the Lender. The Borrower shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for collecting all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable) and for providing the Receivable Information.
          (c) Performance and Compliance With Contracts and Credit and Collection Policy. It will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the contracts and other documents related to the Receivables and other Collateral, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related contract, and it shall maintain, at its expense, in full operation each of the Lockbox Accounts and Lockboxes. It shall do nothing, nor suffer or permit any other Person, to impede or interfere with the collection by the Lender, or the Program Manager on behalf of the Lender, of the Receivables.
          (d) Notice of Breach of Representations and Warranties. It shall promptly (and in no event later than five Business Days following actual knowledge thereof) inform the Lender and the Program Manager of any breach of covenants or representations and warranties hereunder and under any other Document, including, without limitation, upon discovery of a breach of the Eligibility Criteria set forth in Exhibit VI hereof and thereof.

          (e) Debt, Sales, Liens, etc. It will not incur or assume any Debt or issue any securities except for (i) the Debt created hereunder; (ii) Debt existing on the date hereof and set forth in Schedule III, and (iii) Debt of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including obligations with respect to Capital Leases and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof; provided, that (1) such Debt is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (2) the aggregate principal amount of Debt permitted by this clause (iii) shall not exceed $1,000,000 at any time and (3) no such Debt shall be assumed or otherwise incurred if a Default has occurred and is then continuing or would result therefrom. It will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Liens upon or with respect to, its Receivables or any other Collateral, or upon or with respect to any account to which any Collections are sent, or assign any right to receive income in respect thereof except (i) Permitted Liens and (ii) those Liens in favor of the Lender or any assignee of the Lender relating to the Agreement,
          (f) [Intentionally Omitted.]
          (g) Extension or Amendment of Receivables. It shall not amend, waive or otherwise permit or agree to any material deviation from the terms or conditions of any Receivable except in accordance with the Credit and Collection Policy.
          (h) Change in Business or Credit and Collection Policy. It will not make any change in the Credit and Collection Policy or make any change in the character of its business that, in either event, could reasonably be expected to result in a Material Adverse Effect, and it will not make any other material changes in the Credit and Collection Policy without the prior written consent of the Lender; provided, however, that if an Event of Default has occurred and is continuing, it will not make any material change in the Credit and Collection Policy.
          (i) Audits and Visits. It will, at any time and from time to time during regular business hours as requested by the Lender, permit the Lender, or its agents or representatives (including the Program Manager), upon reasonable notice and without interfering with the Borrowers’ businesses or operations and subject to compliance with applicable law in the case of review of plan participant/patient/customer information, or its agents or representatives (including the Master Sevicer), (i) on a confidential basis, to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in its possession or under its control relating to Receivables including, without limitation, the related contracts, and (ii) to visit its offices and properties for the purpose of examining and auditing such materials described in clause (i) above, and to discuss matters relating to Receivables or its performance hereunder or under the contracts with any of its officers or employees having knowledge of such matters. It shall permit the Program Manager to have at least one agent or representative physically present in its administrative office during normal business hours to assist it in performing its obligations under the Agreement, including its obligations with respect to the collection of Receivables pursuant to Article I of the Agreement. Notwithstanding the foregoing, and provided that no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default shall have occurred and be continuing, all visits and examinations shall be scheduled at mutually convenient times.
          (j) Change in Payment Instructions. It will not terminate any Lockbox or any Lockbox Account, or make any change or replacement in the instructions contained in any invoice, Notice or otherwise, or regarding payments with respect to Receivables to be made to the Lockboxes or the Lockbox Accounts except upon the prior and express written consent of the Program Manager or the Lender.
          (k) It will provide or make available to the Lender (in multiple copies, if requested by the Lender) the following:
          (i) [Intentionally Omitted.]
          (ii) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Parent, (x) consolidated and consolidating balance sheets of the Parent and its Subsidiaries as of the end of such quarter and consolidated and consolidating statements of income, cash flows and retained earnings of the Parent and its Subsidiaries for the period commencing at the beginning of the current fiscal year and ending with the end of such quarter or (y) a copy of the Parent’s quarterly reports on Form 10-Q for such quarters as filed with the Securities and Exchange Commission, in either case, certified by the Chief Financial Officer of the Parent and accompanied by a certificate of an Authorized Representative of each Borrower stating that, as of such date, (i) no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default has occurred and is continuing, (ii) all representations and warranties set forth in the Agreement are true and correct in all material respects (except any representation or warranty that expressly indicates that it is being made as of a specific date, in which case such representation or warranty shall be true and correct on and as of such date) and (iii) the conditions precedent set forth in paragraph 2 of Exhibit II have been fulfilled or waived in writing by the Lender, and detailing such Borrower’s compliance for such fiscal period with all financial covenants contained in the Agreement, and to the extent any Event of Default or other event or non-compliance exists, a description of the steps being taken by such Borrower to address such Event of Default, other event or non-compliance;
          (iii) as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, (x) a copy of the audited consolidated financial statements (together with explanatory notes thereon) and the auditor’s report letter for such year for the Parent and its Subsidiaries, containing financial statements for such year audited by independent public accountants of recognized national standing acceptable to the Lender or (y) a copy of the Parent’s annual report on Form 10-K as filed with the Securities and Exchange Commission, in either case, accompanied by a certificate of an Authorized Representative of each Borrower stating that, as of such date, no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default has occurred and is continuing, (ii) all representations and warranties set forth in the Agreement are true and correct in all material respects (except any representation or warranty that expressly indicates that it is being made as of a specific date, in which case such representation or warranty shall be true and correct on and as of such date) and (iii) the conditions precedent set forth in paragraph 2 of Exhibit II have been fulfilled or waived in writing by the Lender, and detailing such Borrower’s compliance for such fiscal period with all the financial covenants contained in the Agreement, and to the extent any Default or Event of Default exists, a description of the steps being taken by such Borrower to address such Default or Event of Default;
          (iv) on or before the 25th day of each month, monthly and year-to-date statistical and financial reports, in substantially the form attached hereto as Schedule VI;
          (v) promptly and in any event within five Business Days following actual knowledge thereof by a Borrower of an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, a statement of the Chief Financial Officer of the Borrowers setting forth details of such Event of Default or event, and the action that it has taken and proposes to take with respect thereto;
          (vi) promptly after the sending or filing thereof, if any, copies of all reports and registration statements that the Parent, any Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange and official statements that any Borrower or any Subsidiary files with respect to the issuance of tax-exempt indebtedness and after an Event of Default, copies of all reports (if any) that any Borrower or any Subsidiary sends to any of its security holders;
          (vii) promptly after the filing or receiving thereof, copies of all reports and notices that any Borrower or any of its Affiliates files under ERISA with the Internal Revenue Service or the PBGC or the U.S. Department of Labor or that any Borrower or any of its Affiliates receives from any of the foregoing or from any Multiemployer Plan to which any Borrower or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on any Borrower or any such Affiliate in excess of $100,000;
          (viii) at least ten Business Days prior to any change in any Borrower’s name or any implementation of a new trade/assumed name, a Written Notice setting forth the new name or trade name and the proposed effective date thereof and copies of all documents required to be filed in connection therewith;
          (ix) promptly (and in no event later than five Business Days following actual knowledge or receipt thereof), Written Notice in reasonable detail, of (x) any Lien asserted or claim made against a Receivable, (y) the occurrence of any other event which could have a Material Adverse Effect on the value of a Receivable or on the interest of the Lender in a Receivable or (z) the results of any material cost report, investigation or similar audit being conducted by any federal, state or county Governmental Entity or its agents or designees;

          (x) promptly upon approval by the Board of Directors, and in no event later than March 31st in each year, a consolidated and consolidating operating plan (together with a complete statement of the assumptions on which such plan is based) of the Parent and its Subsidiaries approved by its Board of Directors, which shall include monthly budgets for the prospective year in reasonable detail acceptable to the Lender and will integrate operating profit and cash flow projections and personnel, capital expenditures, and facilities plans;
          (xi) promptly upon receipt thereof (and solely to the extent actually prepared and delivered), a copy of any management letter or written report submitted to the Parent by independent certified public accountants with respect to the Subsidiaries, business, condition (financial or otherwise), operations, prospects, or Properties of the Borrowers;
          (xii) no later than five Business Days after the commencement thereof, Written Notice of all actions, suits, and proceedings before any Governmental Entity or arbitrator affecting any Borrower which, if determined adversely to any Borrower, could have a Material Adverse Effect;
          (xiii) promptly after the furnishing thereof, copies of any statement or report furnished by a Borrower to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement in excess of $1,000,000 and not otherwise required to be furnished to the Lender pursuant to this Agreement;
          (xiv) except as otherwise required to be furnished to the Lender pursuant to this Agreement, as soon as available, (A) one copy of each financial statement, report, notice or proxy statement sent by the Parent or any Borrower to its stockholders generally, (B) and one copy of each regular, periodic or special report, registration statement, or prospectus filed by any Borrower or any of its Subsidiaries with any securities exchange or the Securities and Exchange Commission or any successor agency or the Bankruptcy Court, and (C) all press releases and other statements made available by any Borrower to the public concerning developments in the business of any Borrower;
          (xv) within the sixty (60) day period prior to the end of each fiscal year of each Borrower, a report satisfactory in form to the Lender, listing all material insurance coverage maintained as of the date of such report by such Borrower and all material insurance planned to be maintained by such Borrower in the subsequent fiscal year; and
          (xvi) such other information respecting the Receivables or the other Collateral or the condition or operations, financial or otherwise, of any Borrower or any Subsidiary or Affiliate as the Lender may from time to time reasonably request.
          (l) Notice of Proceedings; Overpayments. The Borrower Representative shall promptly notify the Program Manager (and modify the next Borrowing Base Certificate to be delivered hereunder) in the event of any action, suit, proceeding, dispute, set-off, deduction, defense or counterclaim involving in excess of $100,000 that is or has been threatened to be asserted by an Obligor with respect to any Receivable. Each applicable Borrower shall make any and all payments to the Obligors necessary to prevent the Obligors from offsetting any earlier overpayment to any Borrower against any amounts the Obligors owe on any Receivables.
          (m) Officer’s Certificate. On the dates the financial statements referred to in clause (k) above are to be delivered after the Initial Funding Date, the Chief Financial Officer of each Borrower shall deliver a certificate to the Lender, stating that, as of such date, (i) all representations and warranties are true and correct in all material respects (except any representation or warranty that expressly indicates that it is being made as of a specific date, in which case such representation or warranty shall be true and correct as of such specific date), (ii) the conditions precedent set forth in paragraph 2 of Exhibit II have been fulfilled or waived in writing by the Lender, and (iii) no Event of Default exists and is continuing.
          (n) Further Instruments, Continuation Statements. Each Borrower shall, at its expense, promptly execute and deliver all further instruments and documents, and take all further action that the Program Manager or the Lender may reasonably request, from time to time, in order to perfect, protect or more fully evidence the assignment as security of the Receivables and the other Collateral, or to enable the Lender or the Program Manager to exercise or enforce the rights of the Lender hereunder or under the Receivables or the other Collateral. Without limiting the generality of the foregoing, each Borrower will upon the request of the Program Manager execute and file such UCC financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be, in the opinion of the Program Manager, necessary or appropriate. Each Borrower hereby authorizes the Program Manager or its designees, upon two Business Days’ notice, to file one or more financing or continuation statements and amendments thereto and assignments thereof, relative to all or any of the Receivables and other Collateral now existing or hereafter arising without the signature of such Borrower where permitted by law. If a Borrower fails to perform any of its agreements or obligations under the Agreement, the Program Manager may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Program Manager incurred in connection therewith shall be payable by the Borrowers.
          (o) Taxes. The Borrowers shall pay any and all taxes (excluding the Lender’s income, gross receipts, franchise, doing business or similar taxes) relating to the transactions contemplated under the Agreement, including but not limited to the assignment of each Receivable except for any such taxes being contested in good faith by appropriate proceedings and the applicable Borrower shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto, and such contest operates to suspend collection of the contested tax and enforcement of a Lien.
          (p) Lender’s Lien in the Collateral. It shall not prepare or permit to be prepared any financial statements which shall account for the transactions contemplated hereby in a manner which is, or in any other respect account for the transactions contemplated hereby in a manner which is, inconsistent with the Lender’s first priority Lien on the Collateral.
          (q) No “Instruments”. It shall not take any action which would allow, result in or cause any Receivable to be evidenced by an “instrument” within the meaning of the UCC of the applicable jurisdiction.

          (r) Implementation of New Invoices. It shall take all reasonable steps to ensure that all invoices rendered or dispatched on or after the Initial Funding Date contain only the remittance instructions required under Article II of this Agreement.
          (s) Notice of Termination or Suspension of Contracts. It shall promptly (and in no event later than one Business Day following actual knowledge thereof) inform the Lender and the Program Manager of any termination or suspension of any of its contracts which could reasonably be expected to reduce revenue by 3% or more.
          (t) Maintain Properties. It shall maintain, keep, and preserve all of its Properties necessary or useful in the proper conduct of its business in good repair, working order, and condition (ordinary wear and tear excepted) and make all necessary repairs, renewals, replacements, betterments, and improvements thereof.
          (u) Payment of Taxes, etc. It shall pay or discharge at or before maturity or before becoming delinquent (i) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, except any taxes, levies, assessments, and governmental charges contested in good faith by appropriate proceedings and (ii) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property.
          (v) Merger, Consolidation. It shall not merge with or into, consolidate with or into, or enter into any agreement to merge or consolidate with or into, another Person, or convey, transfer, lease or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter acquired), except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Borrower may merge into any other Borrower in a transaction in which a Borrower is the surviving corporation (including the merger of MIM Funding with and into Pharmacy Services as required under clause (z) below), (ii) any wholly-owned domestic Subsidiary of any Borrower may merge into a Borrower in a transaction in which a Borrower is the surviving corporation, (iii) any wholly-owned domestic Subsidiary of any Borrower may merge into any wholly-owned domestic Subsidiary of any Borrower in a transaction in which the surviving entity is a wholly-owned domestic Subsidiary of any Borrower, and (iv) any wholly-owned domestic Subsidiary of any Borrower may sell, transfer, lease or otherwise dispose of its assets to a Borrower or to another wholly-owned domestic Subsidiary of any Borrower.
          (w) Preservation of Corporate Existence. It shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect the interests of the Lender or the Program Manager or their ability to perform their respective obligations hereunder.
          (x) Acquisitions. It shall provide in a timely manner such information to the Lender with respect to any proposed Acquisition as the Lender may reasonably request. Further, it shall, in connection with any such proposed Acquisition, provide a representation to the Lender as to whether any such Acquisition constitutes a Permitted Acquisition.

          (y) Liquidity. The Consolidated Liquidity of the Borrowers at all times shall be greater than $10,000,000; provided, that for purposes of this clause (v), the remedy period for the failure to comply with this clause (v) referred to in clause (c) of Exhibit V hereto shall be “one Business Day.”
          (z) Within forty-five (45) days of the Initial Funding Date, MIM Funding shall merge with and into Pharmacy Services with Pharmacy Services as the surviving entity of such merger.

EXHIBIT V
EVENTS OF DEFAULT
          Each of the following shall be an “Event of Default”:
          (a) The Borrower shall default in the due and punctual payment of the principal of the Revolving Loan, when and as the same shall become due and payable (except that the Borrowers shall have up five (5) Business Days to cure such a default with respect to a Borrowing Base Deficiency) whether pursuant to Article III of this Agreement, at maturity, by acceleration or otherwise.
          (b) The Borrower shall default in the due and punctual payment of any installment of interest on the Revolving Loan or any other Lender Debt, including, without limitation, any fee or expense owing to the Lender pursuant to any of the Documents, when and as such amount of interest, fee or expense shall become due and payable and such default shall continue unremedied for three (3) Business Days.
          (c) The Borrower shall default in the performance or observance of any covenant, agreement or provision (other than as described in clause (a) or (b) above) contained in this Agreement or any other Document or in any instrument or document evidencing or creating any obligation, guaranty or Lien in favor of the Lender in connection with or pursuant to this Agreement or any Lender Debt, including the Servicing Responsibilities, and, except in the case of the agreements and covenants contained in any Document as to each of which no notice or grace period shall apply, such default continues for a period of 10 Business Days (or, in the case where agreements and covenants contained in any Document provide for a grace period that is less than 10 Business Days days, continuance of a default for such shorter period) after the earlier of (i) there has been given Written Notice of such default to either of the Borrowers or the Borrower Representative on behalf of the Borrowers by the Lender or (ii) discovery thereof by the Borrower; or if this Agreement or any other Document or any such other instrument or document shall terminate, be terminated or become void or unenforceable for any reason whatsoever without the written consent of the Lender.
          (d) Any representation or warranty made or deemed made by the Borrowers (other than with respect to the eligibility of Receivables as Eligible Receivables hereunder) under or in connection with the Agreement or any information or report delivered by any Borrower pursuant to the Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered.
          (e) This Agreement shall for any reason (other than pursuant to the terms hereof) fail or cease to create, or the security interest created by this Agreement fails or ceases to be, a valid and perfected security interest in the Receivables and the Collections with respect thereto or the other Collateral free and clear of all Liens (other than Permitted Liens).
          (f) Any Borrower or Parent shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any

Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its Property) shall occur; or any Borrower shall take any action to authorize any of the actions set forth above in this paragraph (i).
          (g) There shall have occurred any Material Adverse Effect since December 31, 2006.
          (h) The Borrower shall fail to discharge within a period of 30 days after the commencement thereof any attachment, sequestration, forfeiture, or similar proceeding or proceedings involving an aggregate amount in excess of $500,000 against any of its Properties.
          (i) The Borrower sells, leases, assigns, transfers, or otherwise disposes of any of its Receivables or other Collateral, except as permitted or contemplated under the Agreement.
          (j) Any Borrower shall fail to perform or observe in any material respect any term, covenant or agreement included in the Servicing Responsibilities and such failure shall remain unremedied for 15 days or any Borrower shall fail to make when due any payment or deposit to be made by it under the Agreement.
          (k) Any Borrower (i) fails to transfer in a timely manner any servicing rights and obligations with respect to the Receivables to any successor designated pursuant to Section 3.04(b) of the Agreement, (ii) fails to make any payment required under the Agreement (unless such payment obligation has been fulfilled in full pursuant to the Lender’s set-off rights under Section 4.02 of the Agreement) or (iii) sends a “Revocation Order” (as defined in the Depositary Agreement) or makes any change or replacement in the “Standing Revocable Instruction” (as defined in the Depositary Agreement).
          (l) Any Borrower shall fail to pay any principal of or premium or interest on any of its Debt which individually or in the aggregate exceeds $500,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof.

          (m) A Change of Control shall occur without Lender consent.
          (n) Judgments or orders for payment of money (other than judgments or orders in respect of which adequate insurance is maintained for the payment thereof) against the Borrowers in excess of $500,000 in the aggregate remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 45 days or more.
          (o) Any governmental authority (including, without limitation, the Internal Revenue Service or the PBGC) files a notice of a Lien against the assets of a Borrower other than a Lien (i) that is limited by its terms to assets other than Receivables and all proceeds thereof, and (ii) that does not result in a Material Adverse Effect.
          (p) Any Borrower does not keep insured by financially sound and reputable insurers all Property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations. Each policy referred to in this clause (x) shall provide that the interests of the Lender shall not be invalidated by any act or negligence of the Borrower. Any Borrower does not advise the Lender promptly of any policy cancellation, reduction, or amendment. Any insurance policy for property, casualty, liability and business interruption coverage for a Borrower does not name the Lender as assignee of the Borrowers and as loss payee (as the Lender’s interests may appear) or an additional insured, as appropriate.
          (q) Any Borrower does not maintain proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities and such failure remains unremedied for 10 days.
          (r) Any Borrower does not comply with all minimum funding requirements and all other material requirements of ERISA, if applicable, so as not to give rise to any liability thereunder.
          (s) Any Borrower engages in any line or lines of business activity that is materially different from the businesses in which it is engaged on the date hereof.
          (t) Consolidated Net Worth. The Consolidated Net Worth, calculated as at the end of each fiscal quarter of the Parent, is less (i) $177,500,000, plus (ii) 50% of the positive Net Income (if any and excluding from such positive Net Income the positive effects to Net Income as a result of the items described in (iii) and (iv) of this clause (cc)) for such quarter, plus (iii) any increase to Consolidated Net Worth resulting from any reversals in such fiscal quarter of (x) bad debt reserves or other reserves or asset write offs (other than those contained in clause (y) below) previously taken prior to the quarter ended September 30, 2006 by Parent (on a consolidated basis) and (y) deferred tax asset write-offs taken at any time by Parent (on a consolidated basis), plus (iv) any increase to Consolidated Net Worth resulting from any extraordinary item for such quarter, minus (v) any decrease in Consolidated Net Worth resulting from any and all write offs of goodwill, deferred tax assets and intangible assets as reflected in the Parent’s financial statements for such quarter

          (u) Current Ratio. The ratio of (i) Current Assets plus Availability to (ii) Current Liabilities for each Fiscal Quarter during which the principal amount of the Revolving Loan exceeded 50% of the Borrowing Limit at any time, is less 1.625:1.00 (without consideration, in making such calculation, of balance sheet accruals for restructuring charges).
          (v) Debt/EBITDA Ratio. The Debt/EBITDA Ratio exceeds 3.00:1.00 as at the end of any fiscal quarter of the Parent.
          (w) Negative Pledge. The Parent or any Borrower pledges or grants a Lien in the stock or other equity interests in any Borrower or any other subsidiary for the benefit of any Person, except in connection with the Documents and with the consent of the Program Manager and Lender.
          (x) Accounts Receivable Turnover. The Accounts Receivable Turnover, calculated as of the end of each fiscal quarter of the Parent for the four fiscal quarters of the Borrowers then most recently ended, is more than 75 days.
          (y) Fixed Charge Coverage Ratio. Commencing with the first fiscal quarter after the fiscal quarter ended September 30, 2007 in which the average Revolving Loan for any single Month in such fiscal quarter exceeds 65% of the Expected Net Value of Eligible Receivables, the Consolidated Fixed Charge Coverage Ratio in any fiscal quarter of the Parent is less than 1.00:1.00.
          (z) Any Borrower is unable to maintain the Transmission interface described in Exhibit XII to the satisfaction of the Program Manager, or the electronic information servicing capabilities of any Borrower are not functioning for a period of more than three consecutive Business Days for any reason other than force majeure.
          (aa) Any Borrower has sent multiple Transmissions to the Program Manager in a manner that is not in compliance with the specifications set forth in Exhibit XII hereof

EXHIBIT VI
ELIGIBILITY CRITERIA
          The following shall constitute the eligibility criteria for acceptance of Receivables for financing and inclusion in the Borrowing Base under the Agreement (the “Eligibility Criteria”):
          (a) The information provided by the Borrowers with respect to each such Receivable is complete and correct and all documents, attestations and agreements relating thereto that have been delivered to the Lender are true and correct, and, other than with respect to Unbilled Receivables, the applicable Borrower has billed the applicable Obligor and has delivered to such Obligor all requested supporting claim documents with respect to such Receivable and no amounts with respect to such Receivable have been paid as of the date and time of the inclusion of such Receivable in the Borrowing Base. All information set forth in the bill and supporting claim documents with respect to such Receivable is true, complete and correct; if additional information is requested by the Obligor, the Borrowers (or the applicable Borrower) has or will promptly provide the same, and if any error has been made with respect to such information, the Borrowers will promptly correct the same and, if necessary, rebill such Receivable.
          (b) Each such Receivable (i) is payable, in an amount not less than its Expected Net Value, by the Obligor identified by the applicable Borrower as being obligated to do so, (ii) is based on an actual and bona fide rendition of services to the Obligor or sale of goods to an Obligor or a plan participant of the Obligor in the ordinary course of business, (iii) is denominated and payable only in U.S. dollars in the United States, and (iv) is an account receivable or general intangible within the meaning of the UCC of the state in which the applicable Borrower has its principal place of business, or is a right to payment under a policy of insurance or proceeds thereof, and is not evidenced by any instrument or chattel paper. There is no payor other than the Obligor identified by the Borrowers as the payor primarily liable on such Receivable.
          (c) Each such Receivable (i) is not the subject of any action, suit, proceeding or dispute (pending or threatened), setoff, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Obligor (except for statutory rights of Governmental Entities that are not pending or threatened), (ii) is not past, or within 60 days of, the statutory limit for collection applicable to the Obligor or is not aged more than 180 days from its Invoice Date, (iii) in the case of a Receivable that is not a Rebate Receivable, was not billed to the Obligor on a date more than 30 days after the Last Service Date, and (iv) in the case of a Rebate Receivable, was not billed to the Obligor on a date more than 60 days after the end of the fiscal quarter in which such Rebate Receivable became due and payable.
          (d) Each such Receivable is not due from any Governmental Entity other than Medicare, Medicaid, TRICARE/CHAMPUS, Ryan White programs, 340B drug pricing programs, the State Children’s Health Insurance Program (Title XXI of the Social Security Act) or any similar state or federally funded program.

          (e) No Borrower has any guaranty of, letter of credit providing credit support for, or collateral security for, such Receivable, other than any such guaranty, letter of credit or collateral security as has been assigned to the Lender, and any such guaranty, letter of credit or collateral security is not subject to any Lien in favor of any other Person.
          (f) The Obligor with respect to each such Receivable is (i) not currently the subject of any bankruptcy, insolvency or receivership proceeding, nor is it unable to make payments on its obligations when due, (ii) located in the United States of America, (iii) one of the following: (x) a Person which in the ordinary course of its business or activities agrees to pay for healthcare services received by individuals, including, without limitation, commercial insurance companies and non-profit insurance companies (such as Blue Cross and Blue Shield) issuing health, personal injury, worker’s compensation or other types of insurance, employers or unions which self-insure for employee or member health insurance, prepaid healthcare organizations, preferred provider organizations, health maintenance organizations, commercial hospitals, physician’s groups or any other similar person or (y) an individual, (iv) not a Subsidiary, parent or other Person that is an Affiliate of any Borrower and (v) not the Obligor of any Receivable that was a Defaulted Receivable in the past 12 months.
          (g) The financing of such Receivables hereunder is made in good faith and without actual intent to hinder, delay or defraud present or future creditors of the Borrower.
          (h) The insurance policy, contract or other instrument obligating an Obligor to make payment with respect to such Receivable (i) does not contain any provision prohibiting the grant of a security interest in such payment obligation from the applicable Borrower to the Lender, (ii) has been duly authorized and, together with such Receivable, constitutes the legal, valid and binding obligation of the Obligor in accordance with its terms, (iii) together with such Receivable, does not contravene in any material respect any requirement of law applicable thereto, and (iv) was in full force and effect and applicable to the Obligor at the time the goods or services constituting the basis for such Receivable were sold or performed.
          (i) No consents by any third party to the assignment of such Receivable are required other than consents previously obtained in writing by the Borrower, a copy of each such consent having been provided to the Lender.
          (j) The inclusion of each such Receivable in the Borrowing Base would not increase the fraction expressed as a percentage where (i) the numerator is the sum of the then outstanding principal amount of Eligible Receivables for any obligor (or group of obligors) listed below included in the Borrowing Base, and (ii) the denominator is the Borrowing Base for all Eligible Receivables, above the corresponding maximum percentage listed below:

Maximum
Obligor	Percentage

Health Maintenance Organizations	100%
Managed Care Organizations	100%
Long-Term Care Facilities	20%
Employer Plans	50%
any single AAA rated Obligor	10%
any single AA rated Obligor	6%
any single A rated Obligor	4%
any single BBB rated Obligor	3%
any single unrated Obligor	3%
     With respect to any Receivables that fail to satisfy the Eligibility Criteria set forth in this clause (j), such Receivables shall be deemed Eligible Receivables (provided they otherwise satisfy the Eligibility Criteria set forth in this Exhibit VI) until shall time that the Lender, in its sole discretion, determines that such Receivables (or any portion thereof) shall not be Eligible Receivables as a result of their failure to satisfy the Eligibility Criteria set forth in this clause (j).
          (l) Unless specifically verified and accepted by the Program Manager or Program Manager, no single Eligible Receivable that is not a Rebate Receivable has an Expected Net Value greater than $800,000.
          (m) No prior sale or assignment of security interest which is still in effect on the applicable Funding Date has been made with respect to or granted in any such Receivable.

EXHIBIT VII-A
FORM OF BORROWING BASE CERTIFICATE
HFG Healthco-4 LLC
Borrowing Base Report

VII-A-1

EXHIBIT VII-B
FORM OF BORROWER’S CERTIFICATE

VII-B-1

EXHIBIT VIII
RECEIVABLE INFORMATION
          The following information shall, as appropriate, be provided by each Borrower to the Program Manager with respect to each Receivable, together with such other information and in such form as may reasonably be requested from time to time by the Program Manager and as, in accordance with applicable law, may be disclosed or released to the Program Manager (the “Receivable Information”):
(i)	Cash Receipts Report — Cash receipt transaction data containing:
• Transaction date

• Transaction number

• Customer number

• Cash receipt amount
(ii)	Invoices Report — Invoice transaction data containing:
• Transaction date

• Transaction number

• Customer number

• Invoice amount
(iii)	Adjustments Report — Adjustment transaction data containing:
• Transaction date

• Transaction number

• Customer number

• Amount of adjustment

VIII-1

EXHIBIT IX-A
FORM OF NOTICE TO GOVERNMENTAL ENTITIES
[Letterhead of the applicable Borrower]
[Date]
[Name and Address
of Governmental Entity]

Re:	Change of Account and Address [for Medicare Supplier No.]
To Whom it May Concern:
          Please be advised that we have opened a new bank account at [Bank of America, N.A.] [UMB Bank] and a post-office box with respect to such bank account. Accordingly, effective immediately and until further notice, we hereby request that:
(1)	All wire transfers be made directly into our account at:

[ ]
     (2) All remittance advices and other forms of payment, including checks, be made to our post office box located at:
     [                    ]
          As provided in the Medicare Carriers Manual § 3060.11, the undersigned hereby certifies that this payment arrangement will continue in effect only so long as the following requirements are met:
a) [Bank of America, N.A.] [UMB Bank] does not provide financing to the undersigned nor acts on behalf of another party in connection with the provision of such financing; and
b) The undersigned has sole control of the account, and [Bank of America, N.A.] [UMB Bank] is subject only to the instructions of the undersigned (or its agents) regarding the account.
Thank you for your cooperation in this matter.     Title:

IX-1

EXHIBIT IX-B
FORM OF NOTICE TO NON-GOVERNMENTAL ENTITIES
[Letterhead of the Applicable Borrower]
[Date]
[Name and Address
of Obligor]

Re:	Change of Account and Address
To Whom it May Concern:
          We are pleased to announce that we have entered into a new long-term financing arrangement with the Healthcare Finance Group, Inc. This financing arrangement will allow us to continue to provide you with new and innovative services and products. As part of this arrangement, we will be assigning all of our existing and future receivables payable by you to us as collateral to our lender — HFG Healthco-4 LLC (“Healthco-4”). Accordingly, you are hereby directed to make:
(1)	All wire transfers directly to the following account:

[ ]
     (2) All remittance advices and other forms of payment, including checks, to the following address:
     [                    ]
     Please note that this is the same remittance name, address and account to which you currently send payment.
     The foregoing directions shall apply to all existing receivables payable to us and (until further written notice) to all receivables arising in the future and may not be revoked except by a writing executed by us and Healthco-4.
     Please acknowledge your receipt of this notice by signing the enclosed copy of this letter and returning it in the enclosed envelope.
     Thank you for your cooperation in this matter.

IX-2

EXHIBIT X
SERVICING RESPONSIBILITIES
          Each Borrower shall be responsible for the following administration and servicing obligations (the “Servicing Responsibilities”) which shall be performed by each Borrower until such time as a successor servicer shall be designated and shall accept appointment pursuant to Section 3.04(b) of the Agreement:
          (a) Servicing Standards and Activities. Each Borrower agrees to administer and service its Receivables (i) within the parameters of services set forth in paragraph (b) of this Exhibit X, as such parameters may be modified by mutual written agreement of the Lender and the Borrowers, (ii) in compliance at all times with applicable law and with the agreements, covenants, objectives, policies and procedures set forth in the Agreement, and (iii) in accordance with industry standards for servicing healthcare receivables unless such standards conflict with the procedures set forth in paragraph (b) of this Exhibit X in which case the provisions of paragraph (b) shall control. The Borrowers shall establish and maintain electronic data processing services for monitoring, administering and collecting the Receivables in accordance with the foregoing standards and shall, within three Business Days of the deposit of any checks, other forms of cash deposits, or other written matter into a Lockbox, post such information to its electronic data processing services.
          (b) Parameters of Primary Servicing. The Servicing Responsibilities shall be performed within the following parameters:
               (i) Subject to the review and authority of the Lender and the Program Manager and except as otherwise provided herein, each Borrower shall have full power and authority to take all actions that it may deem necessary or desirable, consistent in all material respects with its existing policies and procedures with respect to the administration and servicing of accounts receivable, in connection with the administration and servicing of its Receivables. Without limiting the generality of the foregoing, each Borrower shall, in the performance of its servicing obligations hereunder, act in accordance with all legal requirements and subject to the terms and conditions of the Agreement.
               (ii) During the continuance of an Event of Default, at the Lender’s or Program Manager’s request, all enforcement and collection proceedings with respect to the Receivables shall, unless prohibited by applicable law, be instituted and prosecuted in the name of the Lender.
               (iii) No Borrower shall change in any material respect its existing policies and procedures with respect to the administration and servicing of accounts receivable (including, without limitation, the amount and timing of write-offs) without the prior written consent of the Lender.
               (iv) The Borrowers will be responsible for monitoring and collecting the Receivables, including, without limitation, contacting Obligors that have not made

X-1

payment on their respective Receivables within the customary time period for such Obligor, and resubmitting any claim rejected by an Obligor due to incomplete information.
               (v) If any Borrower determines that a payment with respect to a Receivable has been received directly by a pharmacy or any other Person, the Borrowers shall promptly advise the Lender, and the Lender shall be entitled to presume that the reason such payment was made to such pharmacy or other Person was because of a breach of representation or warranty in the Agreement with respect to such Receivable (such as, by way of example, the forms related to such Receivable not being properly completed so as to provide for direct payment by the Obligor to the applicable Borrower), unless such Borrower shall demonstrate that such is not the case. In the case of any such Receivable which is determined not to be a Denied Receivable, the Borrowers shall promptly demand that such pharmacy or other Person remit and return such funds. If such funds are not promptly received by the applicable Borrower, the Borrowers shall take all reasonable steps to obtain such funds.
               (vi) Notwithstanding anything to the contrary contained herein, no Borrower may amend, waive or otherwise permit or agree to any deviation from the terms or conditions of any Receivable in any material respect without the prior consent of the Lender.
          (c) Termination of Servicing Responsibilities; Cooperation. Upon the occurrence of an Event of Default the Lender may, by written notice, terminate the performance of the Servicing Responsibilities by any Borrower, in which event such Borrower shall immediately transfer to a successor servicer designated by the Lender all records, computer access and other information as shall be necessary or desirable, in the reasonable judgment of such successor servicer, to perform such responsibilities. The Borrowers shall otherwise cooperate fully with such successor servicer.

X-2

EXHIBIT XI

XI-1

EXHIBIT XII
INTERFACE WITH PROGRAM MANAGER
          1. The Program Manager will convey appropriate data requirements and instructions to the Borrower Representative to establish a computer interface between the Borrowers’ systems and the Program Manager’s receivables monitoring system. The interface will permit the Program Manager to receive electronically each Borrower’s accounts receivable data, including the Receivable Information, billing data and collection and other transaction data relating to the Receivables.
          2. Each Borrower shall give the Program Manager and the Lender at least ten Business Days’ notice of any coding changes or electronic data processing system modifications made by such Borrower which could affect the Program Manager’s processing or interpretation of data received through the interface.
          3. The Program Manager shall have no responsibility to return to any Borrower any information which the Program Manager receives pursuant to the computer interface.
          4. Each Borrower will prepare weekly accounts receivable data files of all transaction types for such Borrower’s sites that are included in the program. The weekly cutoff will occur at a predetermined time each week, and the weekly cutoff date for all of the sites must occur at exactly the same time. The cutoff date that will be selected will be at the end of business for a specific day of the week, or in other words, at the end of such Borrower’s transaction posting process for that day. Each Borrower will temporarily maintain a copy of the accounts data files in the event that the data is degraded or corrupted during transmission, and needs to be re-transmitted.
          5. The Program Manager will be responsible for the management of the hardware, communications and software used in the program.
          6. The Program Manager’s data center will receive the Receivable files, and immediately confirm that the files have been passed without degradation or corruption of data by balancing the detailed items to the control totals that accompany the files. Any problems in this process will be immediately reported to the Borrower Representative so that the Receivable file can be re-transmitted, if necessary.
          7. Once the receipt of the Receivable data has been confirmed, the Program Manager will perform certain tests and edits to ensure that each Receivable meets the specified eligibility criteria. Compliance with concentration limits will be verified and the Program Manager will notify the Program Manager that the Eligible Receivables have been determined.
          8. Each Borrower’s sites will continue to post daily transactions to their respective Receivable files. Each Borrower’s Receivable files for each of the eligible sites will include all transactions posted through that day. Each Borrower will create a transaction report and a Receivable file for each of the eligible sites. The transaction report will contain all

XI-1

transactions posted to the respective site Receivable file for the specified period (and will indicate the respective site and the number of items and total dollars on each transaction report for control purposes). The Receivable file will contain balances that reflect the transactions posted on the Borrowers’ systems through the end of business of the specified period.
          9. Each Borrower will transmit the billing, transaction, and the most current Receivable data files to the Program Manager’s data center according to the established schedule. The Borrowers should, again, maintain the backup of each of these files in the event that a re-transmission is necessary.
          10. The Program Manager’s data center will confirm that the files have been received intact, and will immediately communicate any problems to the Borrower Representative in order to initiate a re-transmission. The Program Manager will then post the transaction files to the accounts receivable for accounts that the Program Manager is maintaining, and consequently update the affected balances. Upon completion of the posting process, the Program Manager will generate summary reports of the posting process that the Program Manager will use to complete various funding activities. The Program Manager summary reports will reference the Borrowers’ transaction codes and activity to codes that are common to the funding program.
          11. The Program Manager will then compare the updated accounts balances on the Program Manager’s system to the corresponding account balances reflected on the Receivable file. The Program Manager expects that the balances for the funded Receivables will be congruent, and any discrepancies will be immediately examined and resolved through the cooperative effort of the Program Manager and the Borrowers. The Program Manager shall produce discrepancy reports (e.g., “Funding Only” or “Out of Balance” reports) and the Borrowers shall respond promptly to such reports.
          12. Once the reconciliation process has been completed and any discrepancies between the Program Manager and the Borrowers’ Receivable files resolved through the discrepancy report process described in paragraph 9 above, the Program Manager will then process the Receivable file and advise the Lender. The Program Manager will then proceed through exactly the same process described in paragraph 6 above.

XI-2

EXHIBIT XIII
FORM OF DEPOSITARY AGREEMENT

XV-1

EXHIBIT XIV
FORM OF GUARANTY

XV-2

EXHIBIT XV
FORM OF SUBSCRIPTION AGREEMENT

XVI-1

SCHEDULE I
ADDRESSES FOR NOTICE

If to the Revolving Agent:	HFG Healthco-4 LLC 48 Wall Street New York, New York 10005

If to the Revolving Lender:	HFG Healthco-4 LLC 48 Wall Street New York, New York 10005

If to the Program Manager or Program Manager	Healthcare Finance Group Inc. 199 Water Street, 20th Floor New York, New York 10038 Attention: Chief Credit Officer Tel: (212) 785-9212 Fax: (212) 785 8501 e-mail:

If to the Borrowers:	10050 Crosstown Circle Suite 300 Eden Prairie, MN 55344 Attention: Barry A. Posner Tel: (952) 979-3750 Fax: (952) 674-5783 e-mail: bposner@bioscrip.com

and

100 Clearbrook Road Elmsford, NY 10523 Attention: Barry A. Posner Tel: 914-460-1638 Fax: [ ] e-mail: bposner@bioscrip.com

Sch. I-1

SCHEDULE II
CREDIT AND COLLECTION POLICY

Sch. II-1

SCHEDULE III
DISCLOSURES

Sch. III-1

SCHEDULE IV
LOCKBOX INFORMATION

Sch. IV-1

SCHEDULE V
NET VALUE FACTORS
Rebate Receivables: Initially 99%
Receivables that are not Rebate Receivables:

								BioScrip
PBM Services	Mail Order	New Jersey	Roslyn	Comm Pharm	Bronx	SF Mail	Burbank	Consolidated

95%	95%	95%	90%	92%	92%	95%	95%	94%

Sch. V-1

SCHEDULE VI
MONTHLY FINANCIAL REPORTING

Sch. V-2